EXHIBIT 10.55

CITY OF CERRITOS

RESOLUTION NO. 2003-24

A RESOLUTION OF THE CITY COUNCIL OF THE CITY OF CERRITOS APPROVING THE TRANSFER OF THE CABLE TELEVISION FRANCHISE FROM VERIZON MEDIA VENTURES INC. TO KNOLOGY BROADBAND OF CALIFORNIA, INC.

WHEREAS, Verizon Media Ventures, Inc. (“Franchisee”), owns, operates and maintains a cable television system (the “System”) in the City of Cerritos (the “Franchise Authority”), pursuant to a cable television franchise agreement (the “Franchise”), and Franchisee is the duly authorized holder of the Franchise; and

WHEREAS, Franchisee, Verizon Media Ventures Inc. and Knology New Media, Inc. (“BUYER”) are parties to an Asset Purchase Agreement (the “Agreement”), pursuant to which the Franchisee will be transferred (the “Transfer”) from Franchisee to the Assignee of the BUYER, Knology Broadband of California, Inc. (the “Transferee”) at the consummation of the transaction contemplated by the Agreement (the “Closing”); and

WHEREAS, Franchisee and Transferee have requested consent by the Franchise Authority to the transfer in accordance with the requirements of the Franchise and have filed an FCC Form 394 with the Franchise Authority; and

WHEREAS, the Franchise Authority has investigated the qualifications of Transferee and finds it to be a suitable transferee.

NOW, THEREFORE THE CITY COUNCIL OF THE CITY OF CERRITOS DOES HEREBY RESOLVE AS FOLLOWS:

Section 1. The Franchise Authority hereby consents to and approves, subject to the applicable law, the assignment by Franchisee of its right, title and interest in the Franchise to Transferee, and the assumption by Transferee of the obligations of Franchisee under the Franchise from and after the Closing.

Section 2. The Franchise Authority confirms that: (a) the Franchise was properly granted or transferred to Franchisee; (b) the Franchise supersedes all other agreements between the parties; (c) the Franchise represents the entire understanding of the parties and the Franchisee has no obligations to the Franchise Authority other than those specifically stated in the Franchise; and (d) Franchisee is materially in compliance with the provisions of the Franchise and there exists no fact or circumstance known to the Franchise Authority which constitutes or which, with the passage of time or the giving of notice or both, would constitute a material default or breach under the Franchise or would allow the Franchise Authority to cancel or terminate the rights thereunder, except upon the expiration of the full term of the Franchise.

Section 3. This Resolution shall be deemed effective for purposes of the Transfer upon the Closing of the Transfer.

Section 4. The Franchise Authority releases Franchisee, effective upon the Closing, from all obligations and liabilities under the Franchise that accrue on and after the Closing; provided that Transferee shall be responsible for any obligations and liabilities under the Franchise that accrue on and after the Closing. Any obligations of the Franchisee arising under the Franchise prior to Closing, currently unknown to the Franchise Authority but discovered later, shall remain the responsibility of the Franchisee.

Section 5. The Franchise Authority shall reserve the right to obligate Franchisee to correct any prior franchise non-compliance, known or unknown, at the time of the Closing of the Transfer.

Section 6. This Resolution shall have the force of a continuing agreement with Franchisee and Transferee, and Franchise Authority shall not amend or otherwise alter this Resolution without the consent of Franchisee and Transferee.

PASSED, APPROVED and ADOPTED this 23rd day of October, 2003.

/s/ Gloria A. Kappe

Gloria A. Kappe, Mayor

ATTEST:

/s/ Josephine Triggs

Josephine Triggs, City Clerk

2

[GRAPHIC]

CIVIC CENTER • 18125 BLOOMFIELD AVENUE

P.O. BOX 3130 • CERRITOS, CALIFORNIA 90703-3130

PHONE: (562) 860-0311 • FAX: (562) 809-8411

WWW.CI.CERRITOS.CA.US

CERTIFICATION

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	) ss.
CITY OF CERRITOS	)

I, Josephine Triggs, City Clerk of the City of Cerritos, California, DO HEREBY CERTIFY that the foregoing document is a true and correct copy of City of Cerritos Resolution No. 2003-24 duly and regularly adopted by the Cerritos City Council at a regular meeting held on October 23, 2003.

DATED: October 24, 2003

/s/ Josephine Triggs

Josephine Triggs, City Clerk

GLORIA A. KAPPE MAYOR	ROBERT HUGHLETT, Ed.D. MAYOR PRO TEM	PAUL W. BOWLEM COUNCILMEMBER	JOHN F. CRAWLEY COUNCILMEMBER	LAURA LEE COUNCILMEMBER

STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	)	ss.
CITY OF CERRITOS	)

I, Josephine Triggs, City Clerk of the City of Cerritos, California, DO HEREBY CERTIFY that the foregoing Resolution No. 2003-24 was duly adopted by the City Council of the City of Cerritos at a Regular Meeting held on the 23rd day of October, 2003, and that it was so adopted as follows:

AYES:	COUNCILMEMBERS - Bowlen, Crawley, Lee, Hughlett, Kappe.
NOES:	COUNCILMEMBERS - None.
ABSENT:	COUNCILMEMBERS - None.
ABSTAIN:	COUNCILMEMBERS - None.

DATED: October 24, 2003

/s/ Josephine Triggs

Josephine Triggs, City Clerk

[GRAPHIC]

CIVIC CENTER • DLOOMFIELD AVENUE •_ 183rd STREET
PO. BOX 3130 • CERRITOS. CALIFORNIA 007703 • PHONE (213) 800-0311

AGENDA REPORT

TO:	Honorable Mayor and Members of the City Council

FROM:	Gaylord F. Knapp, City Manager

INITIATED BY:	John H. Saunders, Director of Internal Affairs

DATE:	February 19, 1987

SUBJECT:	AN ORDINANCE OF THE CITY COUNCIL OF THE CITY OF CERRITOS GRANTING TO GENERAL TELEPHONE COMPANY OF CALIFORNIA A FRANCHISE TO INSTALL, OPERATE, MAINTAIN, REPLACE, CHANGE SIZE OF, ABANDON IN PLACE AND/OR REMOVE COMMUNICATION TRANSMISSION FACILITIES IN, UNDER, ALONG AND ACROSS CERTAIN PUBLIC STREETS AND RIGHTS-OF-WAY WITHIN THE CITY OF CERRITOS.

AN AGREEMENT FOR CABLE TELEVISION SERVICE CONTINUITY AND DEVELOPMENT WITH GENERAL TELEPHONE COMPANY OF CALIFORNIA.

BACKGROUND

On February 4, 1987, the City Council adopted a Resolution of Intent to grant a franchise for communication transmission facilities to General Telephone Company of California (GTC). This set the public hearing for February 19, 1987 to allow any persons having any interest in the franchise or objections to the granting to appear before the council.

Several months prior to this, the Council had authorized staff to enter negotiations with GTC and Apollo CableVision to develop appropriate agreements which would provide for a telecommunications/cable communications system for the City of Cerritos. After many discussions, GTC has agreed to construct and maintain a communications transmission facility and lease a portion of the bandwidth capacity to Apollo to provide the City with cable television programming.

To allow GTC to participate in this venture, which would be the first such venture by a Southern California telephone company, the City must grant a franchise for the installation, operation and maintenance of such communication transmission facilities.

Mayor and Members of the City Council

February 19, 1987

The City and GTC, together, have developed the attached franchise ordinance (Exhibit 1). The terms of this proposed franchise are explained in this report.

FINDINGS

Cable television will be realized in Cerritos through the proposed relationship between the following companies: GTC will own the in-ground system; GTC will contract with T.L. Robak Construction Company, parent company of Apollo to design and construct the system; Apollo will lease a portion of the bandwidth capacity to provide programming services; General Telephone Services Corporation, parent company of GTC, will lease the remaining portion of the bandwidth to perform testing of equipment, technology and services; and GTC will contract with Apollo to maintain and repair the head-end and coaxial cable portion of the system.

It is the opinion of staff and the City’s telecommunications consultant that the City will benefit by this arrangement by securing the ability of an established telephone company to own and supervise the maintenance of the in-ground plant and by relying on the expertise of Apollo in providing the programming services. Also, the City’s concerns with construction standards are relieved with the participation of GTC, whose construction standards are above typical industry requirements, and the reputation of T.L. Robak, Inc., a construction company that is foremost in the industry at undergrounding utility lines.

Additionally, the cost of undergrounding a cable system in Cerritos may have precluded many cable companies from responding to our Request for Proposal. In the proposed relationships between the companies, the participation of General Telephone Services Corporation to lease a portion of the bandwidth to perform testing allows Apollo to lease only that portion of the bandwidth necessary to provide cable television programming services to the community. By General Telephone of California finding another customer, such as General Telephone Services Corporation to lease half of the bandwith of the coaxial system, Apollo’s lease completely pays for the cable television services and ensures affordability to the community.

Another interesting portion of General Telephone Services Corporation’s test bed proposal is the inclusion of the possibility of testing a fiber optic communication system within the city. General Telephone Services Corporation will fund for the building of a conduit system throughout the city capable of handling fiber optic transmission lines. At this time General Telephone Services Corporation is expecting to wire a portion of the City with the fiber optic transmission

Mayor and Members of the City Council

February 19, 1987

system for the testing of transmitting voice, video, and data. One of the results of this testing might be that the City of Cerritos would have all of its voice, video and data communication needs handled via a single transmission medium of fiber optics. Of course this type of futuristic project will take years of testing to determine whether such a system is economically and technologically feasible.

One of the requirements which the City made in response to this proposal was that enough conduit be placed in the ground to provide for a replacement telephone system if the fiber optic system isn’t successful. This requirement would reduce, and in most cases, eliminate additional cutting of the City’s streets when a replacement telephone system is needed.

This proposed relationship between the City, GTC and Apollo, however, is subject to the review of the Federal Communication Commission (FCC). Section 214 of the Communications Act of 1934 (Exhibit 2) prohibits a telephone common carrier from constructing such a system without FCC approval. The applicability of Section 214 to the franchise with Cerritos derives from GTC’s status as a telephone carrier whose telephone franchise area includes most of the City. GTC has pointed out to the FCC, that its relationship with a cable television operator, Apollo, is not that of a public carrier with its customer but, instead, a private lease. GTC has filed an application with the FCC, which must first be determined complete enough to be acceptable, then the FCC will put it on public notice for 30 days. During this time, interested parties may submit petitions or comments as to whether grant of the application would serve the public interest. GTC feels that if the application is not opposed, it could be granted within 90 days after its placement on public notice. In the agreements with GTC, the City has allowed six months for FCC approval.

The system GTC and its contractor, T.L. Robak, have agreed to construct will be 100 percent undergrounded, single cable, 550 Megahertz system with upstream capability that will pass every residence and business in Cerritos (Exhibit 3). The proposed construction phase of this system is 24 months during which time GTC will maintain a seven million dollar performance bond with the City. GTC will also be required to maintain five million dollars in liability insurance. GTC has also contracted with T.L. Robak for the design of the system (Exhibit 4), which is subject to the approval of the Director of Public Services.

In constructing the system, GTC will trench one side of the street along the curb apron and perform lateral cuts as necessary to provide service to the other side of the street.

Mayor and Members of the City Council

February 19, 1987

In making these cuts, GTC is providing for 24 inches of backfill at 90 percent compaction in accordance with the requirements set forth in The Standard Specifications for Public Works Construction. GTC will utilize a select backfill of concrete slurry mix with initial paving of the trench to within one inch of the surface. The final one inch will be completed within 10-15 working days of the backfill operation to allow for better compaction and settlement. This backfill operation will be performed immediately after cutting the trench and installing the conduit and should allow residents to access the driveways at all times due to the narrow width of the trench.

The City Engineer has viewed the construction operation of T.L. Robak in a number of other cities and has approved this method as the best solution to the City’s concern of maintaining the integrity of its streets. During this construction process, the City will monitor closely the compaction and depth requirements with an inspector.

Because the ownership and operation of this system is not typical of a cable television franchise arrangement, Staff was concerned that the guarantees normally provided to the city in such an arrangement be established with GTC, as well as Apollo. To address this concern, the City and GTC developed the attached Continuity Agreement (Exhibit 5) to guarantee the continuity of cable television service for the City with GTC. This agreement is coterminous with the franchise agreement and provides for cable television service in perpetuity in the event that Apollo is unable to fulfill the obligations of its contract with the City. Further, the City, at last resort, reserves the right to operate the system if GTC cannot find another operator in order to ensure that the system operation is not interrupted to the subscribers.

The continuity agreement with GTC also transfers ownership to GTC of all existing, City-installed conduit in the newly constructed portions of 183rd Street and Bloomfield Avenue and in the reconstructed portions of Artesia Boulevard and the proposed reconstruction of Carmenita Road. By transferring the ownership of this conduit, the City is requiring that no street cuts will be made to these areas and that design of the system accommodate this requirement. GTC will also make every attempt to utilize existing conduit throughput the City.

Further, the continuity agreement guarantees the provision of interactive services to the City’s residents and businesses by GTC. Services such as automated banking, home shopping and a security protection system will be provided from the GTC portion of the bandwidth, which will be leased to Apollo or another provider and made available to subscribers.

Mayor and Members of the City Council

February 19, 1987

RECOMMENDATION

It is recommended that the City Council introduce an ordinance granting to General Telephone Company of California a franchise for communication transmission facilities in the City of Cerritos.

It is also recommended that the City Council approve the agreement for cable television service continuity and development with General Telephone Company of California and authorize the Mayor to sign said agreement on behalf of the City.

EXHIBIT 1

This is General Telephone of California’s franchise agreement to install a communication transmission facility in the streets of Cerritos.

CITY OF CERRITOS

ORDINANCE NO. 658

AN ORDINANCE OF THE CITY COUNCIL OF THE CITY OF CERRITOS GRANTING TO GENERAL TELEPHONE COMPANY OF CALIFORNIA A FRANCHISE TO INSTALL, OPERATE, MAINTAIN, REPLACE, CHANGE SIZE OF, ABANDON IN PLACE AND/OR REMOVE COMMUNICATION TRANSMISSION FACILITIES IN, UNDER, ALONG AND ACROSS CERTAIN PUBLIC STREETS AND RIGHTS-OF-WAY WITHIN THE CITY OF CERRITOS

WHEREAS, General Telephone Company of California has made application to this City Council for a franchise to cover communication transmission facilities in Cerritos; and,

WHEREAS, pursuant to Resolution No. 87-5 the City Council at its regular meeting held on February 4, 1987, declared its intention to grant said franchise to General Telephone Company of California.

NOW THEREFORE, THE CITY COUNCIL OF THE CITY OF CERRITOS DOES ORDAIN AS FOLLOWS:

Section 1. The City Council hereby adopts the following terms and conditions of franchise.

ARTICLE 1.

INTERPRETATION OF FRANCHISE

A. The word “grantee” shall mean General Telephone of California, the corporation to which the franchise is granted by this Ordinance, as well as its lawful successors or assigns.

B. The word “City” shall mean the City of Cerritos.

C. The phrase “Director of Public Services” shall mean the director of the Department of Public Services of the City of Cerritos.

D. The phrase “lay and use” shall mean to lay, install, construct, operate, maintain, repair, replace, renew, change the size and number of, remove, and abandon underground communication transmission facilities, together with all manholes, valves, appurtenances, and service connections therewith necessary and convenient for operation of such facilities, together with the right to construct, operate, maintain and use private communication, monitoring and testing systems, consisting of conductors, wires, communication circuits, valves, mechanical devices and all other necessary or convenient appliances or attachments to be used in connection with the operation and maintenance of such facilities in, under, along, over and across those certain roads, streets, highways and public places within the City of Cerritos as set forth in Exhibit “A” attached hereto and incorporated herein by this reference.

E. The word “franchise” shall mean this franchise to lay and maintain communication transmission facilities in those areas set forth in Exhibit “A”, and such other streets and public rights-of-way as may be authorized from time to time by the Director of Public Services.

ARTICLE 2.

GRANT OF FRANCHISE

The right, privilege and franchise, subject to each and all of the terms and conditions contained this Ordinance, to lay and use communication transmission facilities in roads, streets, highways and public places within the City of Cerritos as defined in Exhibit “A” of this Ordinance for any and all purposes is hereby granted to General Telephone Company of California, One GTE Place, Thousand Oaks, California, 91362-3811.

ARTICLE 3.

TERM OF FRANCHISE

This franchise shall be for a term in perpetuity from the effective date of this Ordinance granting said franchise. Notwithstanding any other provision of this Section to the contrary, said franchise may be sooner terminated upon occurrence of any of the following circumstances: (1) the surrender or abandonment by its possessor; (2) acquisition by the State of California or any municipal or public corporation of the facilities installed pursuant to this franchise by voluntary purchase or by the exercise of the power of eminent domain; (3) forfeiture for noncompliance with the terms and provisions hereof; (4) dedication of the communication transmission facilities by Grantee to public usage such as to render said facilities subject to regulation by the Public Utilities Commission of the State of California, in which case this franchise shall terminate at such time as the Public Utilities Commission exercises such jurisdiction, and Grantee and City complete all actions and procedures necessary to establish a public utility franchise in place of this franchise; or (5) the failure of Grantee to obtain any approval required from the Federal Communication Commission for the communication transmission facilities subject to this franchise within six (6) months from the effective date of this Ordinance.

ARTICLE 4.

PAYMENTS TO THE CITY

The Grantee shall pay to the City during the life of this franchise such fees as may be established and revised from time to time by resolution of the City Council or as provided by State law to defray the cost of review and inspection by the City of facilities installed pursuant to this franchise for compliance with Federal, State, and local laws and regulations.

Any neglect, omission or refusal of said Grantee to pay said fees, which neglect, omission or refusal shall continue more than fifteen (15) days following notice thereof to the Grantee by the City, shall be grounds for the declaration of the forfeiture of this franchise and of all rights of the Grantee hereunder.

ARTICLE 5.

PERFORMANCE BOND

During the entire period allotted under Section M of Article 6 for construction of the communication transmission facilities, Grantee shall keep on file with the City Clerk and maintain in good standing a bond in favor of the City of Cerritos with at least two (2) good and sufficient sureties approved by the City Council, or with a corporate surety approved by the City Attorney, in the principal sum of seven million dollars ($7,000,000) or actual construction cost on condition that said Grantee or any agent or contractor of said Grantee shall well and truly observe, fulfill and perform each term and condition of this franchise, and that in case of any breach of condition of this franchise, the City may cure the breach and may recover from the Principal and sureties the expenses incurred, including attorneys’ fees. Said bond shall be filed with the City Clerk by the Grantee within five (5) days after the effective date of this Ordinance.

ARTICLE 6.

GRANTEE’S GENERAL OBLIGATIONS

A. (1) Grantee shall construct, install and maintain all underground communication transmission facilities and appurtenances thereto in good and workmanlike manner and of good materials and in conformity with all of the applicable ordinances, rules and regulations heretofore or hereafter adopted by the City Council in the exercise of its police power, subject to the provisions of the general laws relating to the location and maintenance of such facilities.

(2) Facilities to be constructed, installed and maintained pursuant to this franchise shall include, but not be limited to, those facilities which will be used to provide a cable television (“CATV”) system in the City of Cerritos. The CATV system shall be such as to meet all technical specifications set forth in Exhibit B, attached hereto and incorporated herein by this reference. All facilities installed pursuant to this franchise shall be constructed pursuant to a design agreement entered into between Grantee and T. L. Robak, Inc., a California corporation (the “Design Agreement”), the terms and conditions of which are incorporated herein by reference and made a part hereof, and a construction agreement between Grantee and said T. L. Robak, Inc. (the “Construction Agreement”). Those terms and conditions of the Construction Agreement which are incorporated herein by reference are attached hereto as Exhibit C and made a part hereof. City and Grantee understand and agree that certain facilities constructed for the CATV system by Grantee may not be the property of Grantee during all or part of the term of this franchise. Notwithstanding the foregoing, Grantee shall be responsible for repair and maintenance of all facilities used in connection with the CATV system, including but not limited to, compliance with all technical standards and performance testing requirements in Exhibit B, provided, however, that Grantee shall provide the owner of any facilities with reasonable notice and opportunity to repair and/or maintain those facilities owned by such owner prior to undertaking such work. The provisions of this section shall not be deemed to preclude Grantee from contracting for maintenance services or charging the Owner of facilities not owned by Grantee for maintenance services.

B. Construction shall not begin until Grantee is given a notice to proceed by the City’s Director of Public Services, which notice shall be given in a timely manner. Such notice to proceed shall not, however, be given until Grantee notifies City’s Director of Public Services of Grantee’s receipt of all necessary approvals by the Federal Communications Commission, as specified in Article 22 of the franchise.

C. In constructing, installing and maintaining the franchise property, the Grantee shall make and back fill all excavations in such manner and way as to leave the surface of the public street, alley, highway or public place in as good a condition as it was prior to said excavation, shall conform to the direction of the Director of Public Services as to the manner and method of excavation and back fill, and shall comply with the ordinances of the City of Cerritos as they now exist or may hereafter be amended with respect to the securing of permits for excavations and filling in of obstructions of City highways.

D. Grantee shall have the right to construct and maintain such traps, manholes, conduits, valves, appliances, attachments and appurtenances as may be necessary or convenient for the proper use and maintenance of the facilities under this franchise. Said appurtenances shall generally be kept no higher than the surface of the street, provided, however, that above- ground equipment shall be permitted provided the prior verbal consent of the Director of Public Services is first obtained. The Director of Public Services shall have the right to approve the location, size, color, shape, and screening for all above-ground appurtenances, provided, however, that such approval shall not be unreasonably withheld and the Director of Public Services shall respond in a timely manner. All facilities shall be so located as not to interfere with the use of the public rights-of-way for travel by vehicles or pedestrians. Grantee shall have the right, subject to such ordinances, rules or regulations as are now or may hereafter be in force, to make all necessary excavations in said rights-of-way for construction and repair of said underground communication transmission facilities and appurtenances. The location of Grantee’s construction yard, if any, required in connection with any construction or maintenance undertaken pursuant to this franchise shall be subject to the prior written approval of the Director of Public Services.

E. Once the work of constructing, maintaining, or repairing any underground communication transmission facilities or appurtenances is commenced, it shall be diligently pursued to completion. All such work shall be conducted with the least possible hindrance to the use and safety of the public rights-of-way for the purpose of travel, and as soon as such work is completed, all portions of such rights-of-way which have been excavated or otherwise damaged thereby shall be placed in as good condition as they were before the commencement of such work, to the satisfaction of the Director of Public Services.

F. So far as is practicable, work pursuant to this franchise shall be located along the edge or shoulder of the streets or in the parkway area adjacent thereto, so as not to unreasonably disturb the flow of traffic, except where lateral cuts and/or manholes may be required.

G. Grantee shall provide timely notification to all residents of impending construction in their area by direct mail, doorhangers, or other effective means, and shall include in such notice a statement of the impact on such residential properties of such construction.

H. Grantee shall indemnify and hold harmless the City, its officers, agents, and employees against all claims for damages to any person or property arising out of the Grantee’s construction, operation, inspection, maintenance and any other activity, obligation or operation by Grantee under this franchise, except to the extent caused or contributed to by the negligence, misconduct, or deliberate act of City or its officers, agents, or employees. The Grantee also agrees to pay to the City any and all costs, expenses, attorney’s fees, and liability incurred by the City and its officers, agents, and employees in defending any such claims which arise from the operation of this franchise whether the same proceed to judgment or not, and Grantee agrees at its own expense upon written request from the City to defend any such suit or action brought against the City, its officers, agents, or employees.

I. Grantee shall remove and relocate without expense to the City any facilities installed, used or maintained under this franchise if and when made necessary by any lawful street vacation, change of grade, location, use, alignment or width of any street, or the construction therein or thereunder of any subway, viaduct, sewer, storm drain, pipelines, or other improvement made by the City. This franchise shall not constitute any agreement or undertaking by the City nor impose upon the City any obligation to pay any part of the cost for removal or relocation of any of the underground communication transmission facilities or appurtenances when required in order to accommodate construction of or in any public right-of-way.

J. Grantee shall promptly repair at the sole cost and expense of the Grantee, to the complete satisfaction of the City, any damage to any street, public place or public or private improvement located therein caused directly or indirectly by the Grantee in exercising any right, power or privilege under this franchise, or in performing any duty under or pursuant to any of the provisions of this franchise.

K. If any portion of any public right-of-way shall be damaged by reason of breaks or malfunction of any facilities constructed under this franchise, the Grantee shall, at its own expense, immediately following written or oral notification thereof, repair any such damage and put such public right-of-way in as good condition as it was before such break or malfunction, to the satisfaction of the City.

L. Pursuant to an Agreement for Cable Television Service Continuity and Development (hereinafter the “Continuity Agreement”) executed between City and Grantee on February 19, 1987, a copy of which is on file in the office of the City Clerk of the City of Cerritos, City has transferred to Grantee all of City’s right, title and interest in and to certain conduit in certain of City’s streets. Grantee agrees that such conduit shall be utilized for all underground facilities constructed, installed, or maintained pursuant to this franchise in those portions of the City where such conduit is located and that no further excavations shall be made in those streets. Grantee further agrees that if it determines to expand on or to replace all or part of its existing telephone system in the City of Cerritos, Grantee shall utilize such conduit for such replacement system, unless and until it is determined that such conduit cannot meet current and/or future capabilities for the proposed telephone or other communication system. Grantee shall make every effort to determine the best routing that will maximize utilization of City - provided conduit without requiring excavation of the streets. Grantee further agrees to remove all existing above-ground facilities so replaced.

M. Grantee shall fully complete the construction of all underground communication transmission facilities and the construction and installation of all facilities and appurtenances necessary to provide a CATV system, as specified in Exhibit A of

Exhibit C hereto (the Construction Agreement) within twenty-four (24) months from the date of the notice to proceed issued pursuant to Section B of this article, and the fully constructed CATV system and all facilities shall be fully activated and service commenced within one (1) month of completion of construction.

N. Subject to Article 20, City may, at its sole option, apply any of the following penalties in connection with delays in system build-out required by Section M of this article;

(1) Imposition of a penalty of up to $200.00 a day for each day in excess of sixty (60) days that a major facility proposed by Grantee is not completed or activated as set forth in Section M. For the purpose of this section, major facilities shall include completion of construction of physical plant, signal processing center (headend/hub), satellite earth station(s), microwave and/or cable interconnects, and local office and system maintenance facilities.

(2) Forfeiture of performance bonds for delays exceeding four (4) months.

(3) Termination of this franchise for any delay exceeding six (6) months.

O. At such time as new subdivisions or developments occur in the City of Cerritos or additional areas are annexed to or incorporated within the boundaries of the City of Cerritos, Grantee shall extend the underground communication transmission facilities and any appurtenances necessary to provide a CATV system into such new subdivision, development and/or annexed area. All terms and conditions of this franchise shall apply in such area.

ARTICLE 7.

ASSIGNMENT

Except as set forth in Article 19, the Grantee shall not sell, lease, assign or transfer this franchise or any of the rights and privileges granted hereby, nor permit any other person to exercise any rights or privileges authorized hereunder, in whole or in part, either by agreement, merger, consolidation or otherwise, without the approval and consent of the City Council, which shall not unreasonably be withheld. Any such sale, lease, assignment or transfer shall be contingent upon the transferee’s written consent to accept the obligations of the Continuity Agreement, unless the requirement for such consent is waived by the City Council. Any purported or attempted sale, lease, assignment or transfer thereof, without such approval and consent, regardless of whether made voluntarily or otherwise, shall be void and of no effect, and shall transfer none of the rights or privileges granted by the franchise. In the event a sale, lease, assignment or transfer of the franchise shall be approved by the City

Council as herein provided, then in that event such franchise shall, upon acceptance thereof by the Grantee’s assigns or successors, be binding upon such assigns or successors to the same extent and in like manner as upon the Grantee.

ARTICLE 8.

CITY IMPROVEMENT

The City of Cerritos reserves the right to improve any highway, street, alley or other public place or portion thereof over and within which this franchise is granted, including the widening, change of grade, construction or reconstruction of such highway, street, alley or other public place or portion thereof. There is further reserved to the City of Cerritos and any political sub-division or district within the City the right to construct, reconstruct, install, repair and maintain in any such highway, street, alley or other public place or portion thereof any public improvement. During the progress of such work, and if so ordered by the Director of Public Services, the Grantee shall temporarily relocate its franchise property within the highway, street, alley or other public place to such extent, in such manner, and for such period as shall be necessary to permit the performance of such work in an economical manner, and in accordance with generally recognized engineering and construction methods. In the event that the City shall hereafter construct, install, reconstruct or repair any bridge or artificial support in or underlying any street in which any underground communication transmission facilities or appurtenances of the Grantee are located, and in the event that the cost thereof be increased in order to provide for the installation, maintenance, or operation of any such facilities or appurtenances in or on the street area which said bridge or artificial support covers or underlies, then the Grantee shall pay to the City the full amount of such increase of cost, upon completion of such construction, installation or repair. Any damage done, directly or indirectly, to any such public improvement by the Grantee, in exercising directly or indirectly any right, power or privilege under this franchise, or in performing any duty under or pursuant to the provisions of this franchise, shall be promptly repaired by said Grantee at its sole cost and expense.

ARTICLE 9.

STREET EXCAVATIONS

The Director of Public Services shall have the power to give the Grantee such directions for the location of any underground communication transmission facilities and appurtenances as may be reasonably necessary to avoid sewers, water pipes, conduits or other structures lawfully in or under the streets. Before the work of constructing any facilities or appurtenances is commenced, the Grantee shall file with the Director of Public

Services plans showing the location thereof, which shall be subject to the approval of said Director in a timely manner. The Grantee shall provide adequate traffic safety barriers, signs, devices and traffic safety warning equipment and personnel for any excavation work conducted by said Grantee upon any city-owned or controlled property.

All such construction shall be subject to the inspection of the Director of Public Services and done to his reasonable satisfaction. All street coverings or openings of traps, vaults and manholes shall at all time be kept flush with the surface of the street; provided, however, that vents for underground traps, vaults and manholes may extend above the surface of the street, when said vents are located in parkways between the curb and property line.

Where it is necessary to lay an underground pipe through, under, or across any portion of the paved or macadamized street, the same where practicable and economically reasonable shall be done by tunnel or bore, so as not to disturb the foundation of such paved or macadamized street; and in the event that the same cannot be done, such work, including lateral cuts and/or large manholes as may be required, shall be done under a permit to be granted by the Director of Public Services upon application therefore.

Nothing herein shall be deemed to make the City, the Director of Public Services, or any officer or employee of the City responsible or liable to said Grantee by reason of the approval of plans for the installation of communication transmission facilities or appurtenances or by reason of any information or other material supplied to the Grantee pertaining to the location of existing pipes, facilities or improvements on, in or under said streets or public property, and the City by granting this franchise does not warrant the accuracy of such approval or information so supplied or given to the Grantee. The Grantee is cautioned to ascertain the existence of all pipes, sewers, conduits, improvements and other facilities in, on, or under any street or public property in or on which the franchise property is located, and the location thereof. Should relocation of any such pipes, sewers, conduits, improvements or other facilities be required to accommodate Grantee’s facilities and be approved by the Director of Public Services, all costs of such relocation shall be the sole responsibility of Grantee.

ARTICLE 10.

FORFEITURE

If Grantee shall fail to comply with or to commence and diligently proceed towards compliance with any instructions of the City, the Director of Public Services, or any City officer having authority to so act, with respect to the location of any of said franchise property, to the repair of any damage to highways, streets, alleys or other public places, or any other public or private improvement located therein, or to required maintenance or repair of the CATV Facilities for which Grantee has maintenance responsibility, within ten (10) days after the service of written notice on Grantee requiring compliance therewith, then the City may immediately do whatever work is necessary to carry out the instructions at the cost and expense of the Grantee, which cost, by acceptance of the franchise, the Grantee agrees to pay upon demand. If Grantee shall fail, neglect or refuse to comply with any of the provisions of this Ordinance or conditions thereof, and shall not within ten (10) days after written demand for compliance begin the work or compliance, or after such beginning shall not prosecute the same with due diligence to completion, then City may declare this franchise forfeited, pursuant to the provisions of Article 21. It is agreed that the aforementioned remedies are separate and distinct, and that City may elect to proceed along either or both of the aforementioned remedies. Upon the termination of this franchise, whether by forfeiture or otherwise, the Grantee shall be barred from further use of the public streets, alleys, roads, highways and other public places of said City under this franchise. “Repair of any damage” as used in this Section includes the restoration of existing roads, streets and highways and other public property to as good a condition as they were prior to any street opening or work by Grantee. Grantee does, by this agreement, guarantee that the work of restoration shall be good against all faulty workmanship and materials. Grantee shall, for a period of one (1) year thereafter, maintain all public property in as good condition as other similar property, not disturbed by said opening or other work.

ARTICLE 11.

EMINENT DOMAIN

The Grantee agrees that the franchise granted hereunder shall never be given any value before any court or other public authority in any proceeding of any character in excess of the cost to the Grantee of the necessary publication and any other sums paid by the Grantee to the City for this franchise. The franchise granted hereunder shall not in any way or to any extent impair or affect the right of the City to acquire the property of the Grantee hereof, either by purchase or through the exercise of the power of eminent domain.

ARTICLE 12.

INSURANCE

The Grantee shall be required to procure and keep in effect a policy or policies of liability insurance in an amount not less than five million dollars ($5,000,000) combined single limits. Said policy or policies shall name the City, its officers, agents and/or employees as persons coinsured with the Grantee. In lieu of such a policy, a certificate of endorsement to the foregoing effect approved by the City Attorney shall be sufficient. A certified copy of such policy or policies or certificate of endorsement, as approved by the City Attorney, shall be filed in the office of the City Clerk.

ARTICLE 13.

REMOVAL OR ABANDONMENT OF FACILITIES

At the time of the revocation or termination of this franchise, or the permanent discontinuance of the use of its facilities, or any portion thereof, Grantee shall, within thirty (30) days thereafter, make written application to the Director of Public Services for authority to either abandon all or a portion of such facilities in place or to remove all or a portion of such facilities. Thereupon the Director of Public Services shall determine whether any abandonment or removal which is thereby proposed may be effected without detriment to the public interest or under what conditions such proposal of abandonment or removal may be safely effected and shall then notify the Grantee according to such requirements as shall be specified in the order of the Director of Public Services. Within ninety (90) days thereafter, Grantee shall, pursuant to such order of the Director of Public Services, either (a) remove all or a portion of such facilities; or (b) abandon in place all or a portion of such facilities in accordance with all conditions prescribed.

If any facilities to be abandoned in place subject to prescribed conditions shall not be abandoned in accordance with all of such conditions, then the Director of Public Services may make additional appropriate orders, including, if he deems desirable, an order that the Grantee shall remove all such facilities. On the failure of the Grantee to comply therewith, the Director of Public Services may cause said facilities to be removed at the Grantee’s expense, and the Grantee shall pay to the City the actual cost thereof plus twenty (20%) percent for overhead, or if the work be performed by force account, thirty (30%) percent of direct labor costs.

The provisions of this Article shall not apply if the franchise is terminated because the Public Utilities Commission has exercised jurisdiction over the underground communication transmission facilities and appurtenances which are the subject of this franchise.

ARTICLE 14.

CUMULATIVE REMEDIES

No provision herein made for the purpose of securing the performance of the terms and conditions of this franchise shall be

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deemed an exclusive remedy, or to afford the exclusive procedure for the enforcement of said terms and conditions, but the remedies and procedures herein provided, in addition to those provided by law, shall be deemed to be cumulative.

ARTICLE 15.

NOTICES

Any notice required to be given under the terms of this franchise, the manner of service of which is not specifically provided for, may be served as follows:

A.	Upon the City by serving the City Manager personally, or by mailing by certified mail a written notice to the City Manager, City of Cerritos, Civic Center, Bloomfield Avenue at 183rd Street, P.O. Box 3130, Cerritos, California 90703, or such change of address as the City Manager should hereafter serve on the Grantee.

B.	Upon the Grantee by mailing by certified mail a written notice to the Grantee, addressed to One GTE Place, Thousand Oaks, California 91362-3811 or to such other address as the Grantee shall supply in writing to the City from time to time.

Notices are deemed served five (5) days after deposit in the mail, if mailed, or upon receipt if personally served.

ARTICLE 16.

SCOPE OF RESERVATION

Nothing herein contained shall ever be construed to as to exempt the Grantee from compliance with all ordinances of the City now in effect or which may be hereafter adopted which are not inconsistent with the terms of this franchise. The enumeration herein of specific rights reserved shall not be construed as exclusive, or as limiting the general reservation herein made or as limiting such rights as the City may now or hereafter have in law.

ARTICLE 17.

CONSTRUCTION OF FRANCHISE

This franchise is granted upon each and every condition herein contained and shall ever be strictly construed against Grantee. Nothing shall pass hereby unless it be granted in plain and unambiguous terms. Each of said conditions is a material and essential condition to the granting of this franchise.

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ARTICLE 18.

ACCEPTANCE

Grantee shall file with the City Clerk within twenty (20) days after the effective date of this Ordinance written acceptance of the terms and conditions thereof.

ARTICLE 19.

APPROVAL OF CERTAIN ASSIGNMENTS

A. Part of the underground communication transmission facilities being constructed under this franchise are subject to a Lease Agreement between Grantee and Apollo Cablevision, Inc., a California corporation, dated January 22, 1987 (hereinafter the “Lease Agreement”). The City Council hereby approves the Lease Agreement. The terms and conditions of the Lease Agreement are made a part of this franchise, and failure of Grantee to comply with any term or condition of the Lease Agreement shall be deemed a breach of this franchise.

B. The City Council further approves lease of access rights to others by Grantee for communication purposes of any type, provided, however that Grantee shall remain bound to all other provisions of this franchise.

ARTICLE 20.

FORCE MAJEURE

The time within which Grantee is obligated hereunder to install, maintain, operate, repair, renew, change the size of and remove improvements subject to this franchise shall be extended for a period of time equal in duration to, and performance in the meantime shall be excused on account of and for and during the period of, any delay caused by strikes, threats of war, insurrection, invasion, acts of God, calamities, violent action of the elements, fire, actions or regulations of any governmental agency, law or ordinance, impossibility of obtaining materials, or other things beyond the reasonable control of Grantee.

ARTICLE 21.

DEFAULT

In the event that the Grantee shall default in the performance of any of the terms, covenants or conditions herein, and does not cure such default within the time limits, if any, provided in this franchise, the City may declare this franchise forfeited. Upon giving ten (10) days written notice thereof to the Grantee, the City Council shall hold a hearing on said

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forfeiture, at the conclusion of which the City Council may determine that this franchise shall be void and the rights of the Grantee hereunder shall cease and terminate. The Grantee shall execute an instrument of surrender and deliver the same to the City.

ARTICLE 22.

EXPRESS CONTINGENCY

This franchise is contingent upon Grantee’s obtaining any approvals required from the Federal Communications Commission (“FCC”) as a consequence of the FCC’s assertion of Title II authority. Grantee agrees, with reasonable dispatch, to apply to the FCC for any needed approval and will exercise its best efforts to obtain such approval as soon as feasible. If FCC approval is not obtained within six (6) months of the effective date of this Ordinance, this franchise may be terminated pursuant to Article 3.

Section 2. This ordinance shall take effect thirty (30) days after its final passage and within fifteen (15) days after its passage, the City Clerk shall cause it to be posted in three (3) public places designated for that purpose and published in a newspaper of general circulation.

PASSED, APPROVED AND ADOPTED this 4th day of March, 1987.

/s/ Donald Knabe

Donald Knabe, Mayor

ATTEST:

/s/ Caroline deLlamas

Caroline deLlamas, City Clerk

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STATE OF CALIFORNIA	)
COUNTY OF LOS ANGELES	) ss
CITY OF CERRITOS	)

I, Caroline deLlamas, City Clerk of the City of Cerritos, California, DO HEREBY CERTIFY that the foregoing document. Ordinance No. 658, was duly adopted by the City Council of said City and was approved by the Mayor of said City at a regular meeting of said City Council held on the 4th day of March, 1987, and that it was so adopted as follows:

AYES:	COUNCILMEMBERS	–	Joynt, Needham, Rabbitt, Wong and Knabe.
NOES:	COUNCILMEMBERS	–	None.
ABSENT:	COUNCILMEMBERS	–	None.
ABSTAIN:	COUNCILMEMBERS	–	None.

DATED: March 5, 1987

/s/ Caroline deLlamas

Caroline deLlamas City Clerk, City of Cerritos

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[GRAPHIC]

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EXHIBIT B

TECHNICAL STANDARDS AND PERFORMANCE TESTING

A.	Technical performance standards. The Grantee shall comply with the Federal Communications Commission (FCC) Rules and Regulations, Part 76, Sub-Part K (Technical Standards).

FCC rules and regulations at the time of award of this contract preclude the enforcement of technical performance specifications more stringent than those set forth in Sub-Part K; however, the National League of Cities and others have challenged this constraint in court, and thus the City reserves the right to enforce as well the following technical performance specifications if the FCC does not prevail and the courts find that system technical performance is a matter for local control.

In that event, the following referenced specifications will also apply, unless exception is agreed upon between the City and the Grantee.

1)	Applicable City, County, State and National/Federal Codes and Ordinances;

2)	Applicable Utility joint attachment practices;

3)	National Electrical Safety Code, NFPA No. 70;

4)	Local Utility Code Requirements;

5)	Local Right-of-way- Procedures.

The system shall be designed and constructed to meet all applicable technical performance specifications and standards over a temperature range of ± 50 degrees F from the mean temperature of the Los Angeles area, and to function in all expected environmental extremes.

Performance standards definitions and measurements shall be in compliance with National Cable Television Association (NCTA) Manual 741: Signal Leakage and Interference Control, and NCTA Standard 008-0477: Standards of Good Engineering Practices for Measurements on Cable Television Systems.

The forward portion of the cable communications system shall be capable of a minimum carriage of 75 television channels, the full FM broadcast band and adequate bandwidth for the pilot carriers or such auxiliary signals as required for system control in the event that future FCC restrictions prohibit use of portions of the band (e.g., the Aircraft Navigational Frequencies from 108 to 120 MHz). A reduction in channel capacity may be required, or modifications made to the slope/gain control method to retain channel capacity.

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The combined forward trunk and distribution system should deliver signals to each and every subscriber’s receiver that will meet or exceed the technical specifications, listed below, at the local mean temperature ±50 degrees. This should include the effects of drop cables, interior splits, and any terminal equipment such as descramblers and set top converters.

The reverse portions of the cable system should be capable of return signals from each subscriber and institutional signal source to the end of any area in accordance with the specifications listed below.

System minimum performance specifications:

1)	Frequency Response across any allocated TV channel	±2 dB (i)

2)	Peak to Valley, any 6 MHz video channel, cable slope normalized	±1.5 dB

3)	Carrier to Noise, 4 MHz bandwidth	45 dB

4)	Cross Modulation Ratio	51 dB

5)	Carrier to Hum Ratio	2.5%

6)	Carrier to Composite Triple Beat	55 dB (ii)

7)	Carrier to Discrete Triple Beat (CW Carriers)	55 dB

8)	Carrier to Second Order Beat	56 dB

9)	Chominance-Luminance Delay	200 ns

10)	Carrier to Echo Ratio (greater than 2 microseconds displacement)	40 dB

11)	Differential Gain	2.0 dB

12)	Differential Phase	4 degrees

13)	Subscriber Signal Levels - the signal level delivered to the subscriber’s receiver, except as modified by Peak to Valley specifications	+ 2 dBmV Min. + 10 dBmV Max. (iii)

14)	Level Differential between adjacent channels	3 dB Max.

15)	FM levels shall be essentially uniform and carried at approximately the same level as the Channel 6 Sound Carrier

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16)	Sufficient isolation between subscribers shall be provided to prevent interference between terminal equipment and other portions of the system	20 dB

17)	Video to Sound Carrier Ratio	15 dB ± 2dB

18)	RF radiation in compliance with FCC Part 76.605

Notes:

(i)	Frequency Response of Headend/Hub Processors or Modulators to be ±0.5 dB from -.75 MHz to +4 MHz Picture Carrier.

(ii)	This specification may be met subjectively, i.e., with HRC, IRC, etc.; however, a minimum of 50 dB must be met objectively.

(iii)	Except in special circumstances, e.g., high ambient signal strength areas.

B.	The following requirements apply to the Institutional Network, and services thereon:

1)	The system capability shall include transmission of Color video, Black and White video, audio, and both low and high speed data, whether analog or digital.

2)	No more than 50 dBmV output level should be required out of any customer modem to meet the system specifications. FCC rules may force this down in coming years.

3)	Where applicable, the end of system specifications should include the effects of any signal reprocessing equipment necessary to achieve forward transmission.

4)	For standard television signals, the signal delivered to the subscriber’s TV receiver, after being transmitted to the head-end/hub, processed and retransmitted down a forward channel should meet the specifications of sub-paragraph A above.

5)

The specifications for the performance of the reverse system, which are the same as those for the forward system above, may require the incorporation of: code operated switches or equivalent technology in all trunk/bridger stations to control reverse signal coming from feeder lines on to the trunk; code operated switches or equivalent technology at all trunk split

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locations to control reverse signal coming from either trunk lines; and, proper CATV home termination devices on all subscriber drops to maintain cable system integrity from outside signal ingress, noise, and interference. This system configuration as determined by the present state of the art will serve to ensure that the system noise and interference contributions from reverse trunk stations, reverse feeder stations, and subscriber home terminals, other than those through which the signal has to travel to get to the headend, are stopped from reaching the headend.

C.	Inter-connect system performance. For forward, and/or institutional channels interchanged between other cable communication systems and Grantee’s system, system technical performance measurements are to be determined by applying the combined contribution of distortion of all pertinent components of the worst case (temperature and location) signal path. The combined contribution should meet or exceed the specified technical specifications at the termination of the worst case signal path the channel could encounter.

At the interconnect point, the party delivering a channel or channels should provide signals, transported either in the forward or reverse system to the inter-connect point, that meet or exceed the specifications for the forward system, as set forth above, at the local mean temperature ±50 degrees F. The signals should be in compliance as stated at a point which best represents the most direct signal path between the party providing the signal and that party receiving the signal. Only one such inter-connect point should be specified for all signal exchanges.

D.	Maintenance and testing. The Grantee shall have a maintenance program, that is preventative rather than corrective, oriented to minimize faulty service or system shut-downs and maximize customer satisfaction. This does not relieve Grantee of the responsibility to provide fast and responsive corrective action upon customer complaint or when otherwise deemed necessary.

The Grantee, as a minimum, shall perform all testing to meet NCTA Recommended Testing Procedures, FCC Part 76.601, and relevant ordinances of the City. Performance testing is to be an on-going process/program conducted by Grantee throughout the Contract Agreement period. Performance testing procedures shall include, but not limited to, pre-installation testing of all major components, testing to ensure conformity to specifications for headend, plant and terminal, and constant monitoring of system signal ingress and egress. Annual system performance testing shall be done at permanent test points at selected main trunk extremities. Random tests shall be performed each month in addition to the annual testing. Excavations for maintenance shall be held to the minimum number possible, and all excavations shall comply with requirements established by the Director of Public Services.

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CONSTRUCTION AGREEMENT

This Construction Agreement is entered into this 22nd day of January, 1987, between T. L. Robak, Inc. (the “Contractor”), Contractor’s license number 437591, and General Telephone Company of California (the “Owner”) .

Recitals

This Agreement is entered into with reference to the following agreed facts:

A. The Contractor and its wholly-owned subsidiary, Apollo Cablevision, Inc., and the Owner and its related entity, GTE Service Corporation (“GTE”), have entered into negotiations with the City of Cerritos, California (“City”), relevant to the construction of an underground electrical signal transmission facility (the “System”) to be used in part to provide cable television (“CATV”) service in the City pursuant to a CATV Contract between the City and Apollo Cablevision, Inc. Said facilities shall be initially constructed by the Owner pursuant to a franchise agreement between the City and the Owner.

B. The purpose of this Construction Agreement is to set forth the terms and conditions relative to the construction of the System by the Contractor for the Owner.

NOW THEREFORE, the parties hereby agree as follows:

1. Employment of Contractor. The Owner agrees to employ the Contractor to construct the System described in detail in Exhibit “A” to this Agreement (and by this reference incorporated

21

herein), and Contractor agrees to construct said System as described in Exhibit “A” pursuant to the terms and provisions of this Construction Agreement. The Design Specifications and Construction Methods of the System shall be prepared pursuant to the terms of the Design Agreement between Contractor and Owner, the terms and conditions of which by this reference are incorporated herein. Upon completion, the Design Specifications and Construction Methods shall be attached to this Agreement as Appendix 4 to Exhibit “A” and by this reference incorporated herein.

2. [Paragraph 2 has been deleted.]

3. [Paragraph 3 has been deleted.]

4. Insurance; Indemnity. Contractor will provide all insurance as may be required by the Workers’ Compensation Act of the State of California and will furnish Owner with general and public liability insurance in amounts not less than $2,000,000.00 for any one person, and $2,000,000.00 per occurrence; property damage liability insurance of not less than $2,000,000.00; and liability insurance to indemnify and hold Owner harmless from any loss, claim, liability or demand, including attorney’s fees, arising out of the work performed by Contractor. Contractor shall provide Owner with certificates of said insurance naming Owner as loss payee as its interest may appear as to each of the foregoing insurance policies. Contractor agrees that any and all subcontractors employed by Contractor shall maintain sufficient and reasonable (i) workers’ compensation insurance, if required, and (ii) general liability insurance. In addition to the foregoing

22

insurance contract obligations of Contractor, Contractor agrees that it shall indemnify and hold Owner harmless from any and all liability, claims, and demands whatsoever, including attorney’s fees, as a result of the negligence or other wrongdoing on the part of any employee, agent, servant or representative of Contractor, or any subcontractor permitted by Owner to be engaged by Contractor. This indemnity shall include, but not be limited to, any and all liability, claims and demands whatsoever made by reason of the termination, disturbance, interruption or other interference with services of any type of aerial or underground installation, utility or other facility damaged, harmed, disturbed or caused to be disturbed by Contractor or any of its employees, agents, servants or representatives or by any subcontractor permitted to be engaged hereunder in connection with the construction of the System.

5. Surety Bond. Contractor shall, on demand of Owner at any time during the continuance of this Agreement, secure and furnish to Owner at the sole cost and expense of Owner a bond issued by a corporate surety authorized to issue surety insurance in California in an amount equal to seventy-five percent (75%) of the contract price securing the faithful performance by Contractor of this contract.

6. Fees and Licenses. Contractor shall furnish and timely pay for all State, County and Municipal licenses as may be required from time to time by such entities with respect for the work to be performed by Contractor.

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7. Standards of Construction. Contractor agrees that the System will be constructed in accordance with Owner’s standard practices and engineering specifications and in accordance with all applicable safety and electrical codes, joint trench agreements, franchises, state statutes and regulations, city or county ordinances, National Electrical Safety Code, and other such regulations as may be applicable for proper construction of said System. Deviations from the above construction practices shall be permitted only upon written order from the Owner or its authorized representative. Contractor warrants that all work performed by Contractor as provided for herein shall be free from defects in workmanship, and that for a period of 36 months following completion of construction as to each phase, within ten days after receipt of written notice, Contractor will, at its own expense (including the cost of materials required for replacement) correct any and all defects. Owner will have the right to access all work locations and inspect, test and verify all work applications as deemed necessary. Additionally, Owner has the right to stop construction until such time as any specification design dispute is resolved. Contractor and Owner agree that any such stoppage will not be cause for penalty to either party.

8. Notification of Residents. Contractor agrees to notify all residents whose property or enjoyment of property will be affected in any way by such underground construction in accordance with the requirements of the City.

9. Supervisory Control. Contractor shall maintain adequate supervisory personnel on the job to perform and carry out the

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terms of this Construction Agreement in an expeditious manner. Contractor shall identify a person acceptable to Owner as. Construction Supervisor for this contract. Said Construction Supervisor shall undertake all efforts that are reasonable and necessary to the performance of this Agreement. The terms of this paragraph shall in no way restrict the right of the Contractor to terminate the Construction Supervisor’s employment by the Contractor, so long as a replacement acceptable to Owner is promptly made by Contractor.

10. Easements and Rights-of-Way. Owner shall be responsible for securing all trenching permits. Easements or rights-of-way which may be required to complete construction of the System shall be the responsibility of Contractor. When the System is required to go outside of the area covered by the franchise agreement , between the City of Cerritos and the Owner, Contractor shall also be responsible for securing all trenching permits, easements or rights-of-way at Owner’s expense.

11. Commencement of Construction. Contractor agrees to commence construction of the System within 30 days after receipt of the sum of $750,000.00 referred to in paragraph 2(b) of this Agreement, or such date thereafter as Owner shall reasonably specify, and shall proceed with such work in a continuous and orderly manner until the System has been completed.

12. Construction Schedule. The Construction Schedule shall be determined by mutual agreement of Owner, Contractor and City.

13. Subcontracts. Contractor may enter into subcontracts for the performance by the Contractor of its obligations

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hereunder, provided, however, such subcontract agreements shall not release Contractor from any of its obligations to the Owner hereunder.

14. Force Majeure; Assignments. In the event that strikes, acts of God, embargoes, acts of government, fires, floods, the inability of vendors to deliver necessary materials, or other restrictions cause delays in construction, this Agreement shall be extended for a period equivalent to such delays. Contractor and Owner agree that such delays will not be cause for penalty to either party. This Agreement is personal between Owner and Contractor and shall not be assigned by either party hereto without the express written consent of the other party and any purported assignment without such consent shall be void. In the event of permitted assignment, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

15. Notices to Parties. Any notice, request, consent or demand herein required or permitted shall be in writing and will be deemed given if delivered in person or sent certified or registered mail, return receipt requested, postage prepaid, addressed to the appropriate party as follows:

Owner:

General Telephone Company of California

One GTE Place, RC 3300

Thousand Oaks, California 91362-3811

Attention:

Contractor:

T. L. Robak, Inc.

Post Office Box 4659

San Luis Obispo, California 93403

Attention:

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The address to which notices shall be sent may be changed by either party upon written notice to the other in accordance with the procedures set forth in this paragraph.

16. Acceptance and Completion of Construction. The System shall be deemed accepted upon written notice of completion or partial completion signed by the Owner, the Contractor, and the City.

17. Express Contingencies. This Agreement is contingent upon City approval of the design of the System, the award of the CATV Contract between the City and Apollo Cablevision, Inc., the award of a franchise agreement in the City to Owner and any necessary regulatory agency approvals.

18. Entire Agreement; Waiver of Default; Costs of Suit. Time is of the essence of this Agreement. This Agreement contains the entire agreement between Owner and Contractor and no modification of this Agreement shall be effective unless in writing and executed by an executive officer of both parties. A waiver of default shall not be a waiver of any other or subsequent default. In the event either party hereto initiates an appropriate legal action to enforce the terms and provisions of this Agreement, the prevailing party in such action may recover its cost of suit, including reasonable attorney’s fees.

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IN WITNESS WHEREOF, this Agreement is executed on the day and year indicated below.

OWNER	CONTRACTOR

GENERAL TELEPHONE COMPANY OF CALIFORNIA	T. L. ROBAK, INC.

By	By

Date	Date

Attest:	Attest:

Assistant Secretary	Corporate Secretary

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EXHIBIT “A”

TO THE CONSTRUCTION AGREEMENT

DATED THE 22ND DAY OF JANUARY, 1987

BETWEEN T. L. ROBAK, INC. AND GENERAL

TELEPHONE COMPANY OF CALIFORNIA

CONSTRUCTION DESIGN DETAILS OF THE UNDERGROUND ELECTRICAL SIGNAL TRANSMISSION FACILITY (THE “SYSTEM”) TO BE CONSTRUCTED AND OPERATED IN THE CITY OF CERRITOS, CALIFORNIA

Table of Contents

Appendix 1	Maps of System

Appendix 2	Schedule of Construction Phases

Appendix 3	Bill of Materials

Appendix 4	Design Specifications and Construction Methods of System

Appendix 5	[Appendix 5 has been deleted.]

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EXHIBIT “B”

TO THE CONSTRUCTION AGREEMENT

DATED THE 22ND DAY OF JANUARY, 1987

BETWEEN T. L. ROBAK, INC. AND GENERAL

TELEPHONE COMPANY OF CALIFORNIA

[Exhibit “B” has been deleted.]

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[GRAPHIC]

CIVIC CENTER • BLOOMFIELD AVENUE • 183rd STREET

P.O. BOX 3130 • CERRITOS. CALIFORNIA 90703 • PHONE (213) 8_0-0311

AGENDA REPORT

TO:	Honorable Mayor and Members of the City Council

FROM:	Gaylord F. Knapp, City Manager

INITIATED BY:	John H. Saunders, Director of Internal Affairs

DATE:	February 19, 1987

SUBJECT:	AN ORDINANCE OF THE CITY OF CERRITOS GRANTING TO APOLLO CABLEVISION, INC., A NON-EXCLUSIVE CONTRACT FOR THE CONSTRUCTION, OPERATION AND MAINTENANCE OF A CABLE COMMUNICATIONS SYSTEM FOR THE CITY OF CERRITOS

BACKGROUND

On October 1, 1986, The City Council authorized staff to enter negotiations with General Telephone Company of California (GTC) and Apollo CableVision to develop appropriate agreements which would provide for a cable communications system in the City of Cerritos.

To coordinate the complex arrangement between GTC, Apollo and the City of Cerritos to provide a cable communications system for the City, it was necessary for the three parties to develop two ordinances, a continuity agreement and four agreements between GTC and Apollo. Each of these agreements plays an integral part in providing the cable television programming services desired by this community.

As proposed, GTC will build a communication transmission facility capable of transporting cable television programming. Apollo has proposed to lease a portion of the bandwidth capacity to provide such programming services.

The contract negotiated between Apollo and the City (Exhibit 1) establishes the terms acceptable to both parties for the provision of a cable communications system in the City of Cerritos.

On February 4, 1987, a Resolution of Intent was adopted by the City Council to grant to Apollo CableVision, Inc., a non-

DON KNA__ MAYOR	DANIEL K. WONG. M.D. MAYOR PRO TEM	ANN JOYN T COUNCILWOMAN	DIANA NEEDHAM COUNCILWOMAN	_ARRY A RA__ITT COUNCILMAN

Mayor and Members of the City Council

February 19, 1987

exclusive contract for cable communications in the City. A public hearing was set for February 19, 1987 to allow any persons having any interest in the contract or objections to the granting to appear before the Council.

Prior to negotiating with the City, GTC and Apollo were required to negotiate and reach agreement on the provision of a cable television system for the City. The necessary documents include the Lease Agreement and the Maintenance Agreement which are attached as Exhibits 2 and 3 respectively. The Lease Agreement between Apollo and GTC provides that 275 Megahertz of the 550 Megahertz system, or one half of the bandwidth to provide up to 45 channels of cable television programming, will be leased to Apollo at an established fee. This lease arrangement requires Apollo to assume only those costs associated with the provision of cable television programming services for the community.

Additionally, the Lease Agreement establishes that if bandwidth capacity in excess of the 275 Megahertz becomes available, Apollo shall have the right of first refusal on the excess bandwidth. This additional capacity could be utilized to provide additional channels of programming or services to the City of Cerritos.

Further, in the proposed relationship between GTC and Apollo, GTC has contracted with Apollo to perform the maintenance and repair of the head-end and coaxial cable portion of the system. Utilizing Apollo’s expertise in cable systems, GTC will supervise the maintenance of such a system.

FINDINGS

The proposed contract between the City and Apollo modifies the Cerritos Municipal Code Chapter 14.08 and establishes a 15-year contract period, during which time Apollo will pay to the City a maximum fee of five percent of its annual gross revenues as set forth in Cerritos Municipal Code Section 14.08.260. In order to address concerns regarding arbitrary subscriber rate increases, the City negotiated to reduce this fee to two and one-half percent to maintain established rates for the subscriber and to provide an inducement to Apollo to control the increases in the charges to the subscriber. Under the terms of the contract, Apollo may adjust rates annually in accordance with any change in the local Consumer Price Index and still fulfill its obligation to pass through to the subscribers the amount of any decrease in the franchise fee. The contract provides, however, that the additional two and

Mayor and Members of the City Council

February 19, 1987

one-half percent fee will be imposed should the subscriber fee be raised without regard to the criteria established.

Subscriber rates and charges as established in Exhibit F of the contract are based on basic tier, expanded tier and premium services. Examples of the programming offered in the different tiers of service are provided in Exhibit G of the contract. Basic service would cost the subscriber $15 monthly, expanded tier service would be an additional $6 monthly. A cable television subscriber wishing to have basic and expanded service and one premium (movie) channel could expect to pay $24 monthly. Basic and expanded tier service plus two premium channels would be $31 and basic and expanded tier service plus three premium channels would be $36. Apollo is proposing that no installation fee will be charged if the subscriber signs up for the service during the construction phase. Installation will include all trenching, but excludes house wiring. The charge for homes that are pre-wired will be $25, homes that are not pre-wired will be $45. The rates proposed by Apollo are not out of line with those rates charged in surrounding cities.

As requested in the Request for Proposal, Apollo has agreed to provide a minimum of three educational programming channels by interconnecting with the cable system in the City of Lakewood and/or the Long Beach Unified School District’s Instructional Television System programming. The provision of three channels exceeds the request from ABC Unified School District to the City in December of last year which asked for two channels of educational programming and a provision for interconnect with the Long Beach Unified School District. Additionally, Apollo will provide all public and private schools with an enrollment of 100 or more students and each City government building with free basic connection and free basic service at the highest basic tier level. Each public school shall, in addition, receive up to three free drop installations for educational purposes. These provisions also address the requests by ABC School District. Each City government building, the proposed Community Arts Center, the Lakewood Sheriff’s Station, and all fire stations in the City will receive one free drop installation. Upon initial activation of the cable television programming system, Apollo will provide the City with three channels with two-way system capability. The City also has the discretion to require Apollo to provide interconnection with adjacent cable systems provided that such interconnection does not interfere with the programming services specified in Exhibit G of the contract and that the City will defray any cost for each interconnection in excess of $10,000.

To allow for full use of the public, educational and government access channels to be provided, Apollo will assist and support the City and subscribers in the administration, operation and

Mayor and Members of the City Council

February 19, 1987

provision of the channels. The City has negotiated with Apollo to provide a character generator with graphics capability for the community access channel and an automatic programmable tape player for use in remotely originating programming for carriage on and throughout the local system.

The City was concerned with many of the complaints by other cities of cable television operator responsiveness and included in the contract standards of performance which Apollo must comply with in responding to customer service requests. Additionally, Apollo will have a follow-up policy to ensure customer satisfaction. At least ten percent of all completed service orders will be followed-up by a telephone call, postcard or both; and at least one percent of all completed service orders will be followed by a personal visit by a technical team management member. Apollo will also be required to maintain a subscriber complaint log which will be reviewed regularly by City staff. To further provide for the subscriber’s needs, Apollo will maintain a local office to respond to customer service requests.

CONCLUSION

The cable television system resulting from the coordinated efforts of the City, General Telephone of California and Apollo CableVision is an exciting project for the residents and businesses of Cerritos. This system will provide the community with an outstanding cable communications network, and with the technological expertise of General Telephone, will provide for the community’s current needs and allow for advances in the future.

RECOMMENDATION

It is recommended that the City Council introduce an ordinance granting to Apollo CableVision, Inc., a non-exclusive contract for the construction, operation and maintenance of a cable communications system for the City of Cerritos.

CITY OF CERRITOS

ORDINANCE NO. 659

AN ORDINANCE OF THE CITY OF CERRITOS,

CALIFORNIA GRANTING TO APOLLO CABLEVISION,

INC., A NON-EXCLUSIVE CONTRACT FOR THE

CONSTRUCTION, OPERATION, AND MAINTENANCE OF A

CABLE COMMUNICATIONS SYSTEM FOR THE CITY OF

CERRITOS

THE CITY COUNCIL OF THE CITY OF CERRITOS DOES ORDAIN AS FOLLOWS:

Section 1. Short Title. This Ordinance shall be known and may be cited as the “Cerritos Cable Communications Contract Ordinance with Apollo Cablevision, Inc.”

Section 2. Grant. This Ordinance is enacted pursuant to the authority provided in Chapter 14.08 of the Cerritos Municipal Code. The contract herein granted shall consist of the following documents: Chapter 14.08 of the Cerritos Municipal Code, this Ordinance, and Exhibits A through H hereto, all of which are incorporated herein by reference and made a part hereof.

Section 3. General Terms and Conditions. Apollo Cablevision, Inc. hereinafter referred to as the Grantee, is hereby granted a non-exclusive contract to operate and maintain a cable communications system in the City of Cerritos, and to construct parts thereof.

3.1 The contract herein granted shall be subject to all of the terms and conditions of this Ordinance and the other documents comprising the contract as set forth in Section 2 hereinabove. In the event of any conflict between the provisions of this Ordinance and said documents, the provisions of this Ordinance shall prevail.

3.2 Grantee shall operate and maintain, as set forth more specifically herein, a cable communications system as necessary to serve the entire City of Cerritos, which is the service area covered by this contract.

3.3 Pursuant to a Franchise granted by the City of Cerritos, General Telephone Company of California has been authorized to construct an underground communication transmission facility (the “System”) in the City of Cerritos. The construction of the System shall be performed by T. L. Robak, Inc., a California corporation, pursuant to a design agreement (the “Design Agreement”) and a construction agreement (“Construction Agreement”) entered into with General Telephone Company of California dated January 22, 1987. The terms and conditions of the Design Agreement are incorporated herein by reference and made a part hereof. The terms and conditions of the Construction Agreement (less paragraphs 2, and 3, Appendix 5 to Exhibit “A”, and Exhibit “B” thereof) are attached hereto as Exhibit A, incorporated herein by reference, and made a part hereof.

3.4 A portion of the System (the “Facilities”) has been designed to transmit cable television (“CATV”) signals throughout the service area covered by this contract. General Telephone Company of California has leased 275 Mhz of bandwidth capacity to Grantee pursuant to a Lease Agreement between Grantee and General Telephone Company of California dated January 22, 1987 (the “Lease Agreement”). The terms and conditions of the Lease Agreement are incorporated herein by reference and made a part hereof. Default by Grantee pursuant to the terms of the Lease Agreement shall be deemed a breach of this contract.

3.5 Exhibit “C” to the Lease Agreement between Grantee and General Telephone Company of California contains a schedule of specified items required to operate a cable television system that are owned by Grantee rather than General Telephone Company of California. Grantee shall construct, operate and maintain the items identified on Exhibit “C” to the Lease Agreement (the “Grantee Owned Items”) pursuant to the terms and provisions of this contract.

Section 4. Contract Rescission Requirements. The City, at its sole option, may rescind the contract award without liability to Grantee, if all the following requirements are not met within the time limits specified. The Grantee must:

4.1 File with the City Clerk not later than the twentieth (20th) day from the effective date of this Ordinance, as defined in Section 20 herein, the form of Acceptance attached hereto as Exhibit B, accepting the contract granted herein by the City, together with the bonds and insurance policies required by Cerritos Municipal Code Section 14.08.270.

4.2 File within ninety (90) days from the effective date of this Ordinance, with the City’s Director of Public Services, the Design Specifications and Construction Methods specified in paragraph 1 of the Design Agreement for review and approval by the City.

Section 5. Permits, Licenses and Authorizations. Grantee shall proceed with due diligence to obtain all necessary permits, licenses and authorizations as set forth in Cerritos Municipal Code Section 14.08.110. To the extent practicable, the City will assist the Grantee in resolving any difficulties in obtaining requisite permits.

Section 6. Criteria for Grantee Owned Items.

6.1 All Grantee Owned Items shall be constructed in such a manner as to cause the least disruption to streets, sidewalks, or other public property. Methods of constriction must be approved by the City’s Director of Public Services prior to initiation, provided, however, that such approval shall not be unreasonably withheld.

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6.2 All Grantee Owned Items located above ground level shall be subject to the approval of the Director of Public Services as to location, size, shape, color, and screening, provided, however, that such approval shall not be unreasonably withheld.

Section 7. Line Extension. After construction by General Telephone Company of California of CATV Facilities into and throughout new subdivisions and developments in the City of Cerritos or areas annexed to or incorporated into the City, Grantee shall extend service to any such newly annexed or developed areas. The full spectrum of Grantee’s cable service shall be provided throughout such new subdivision, development and/or annexed area at installation and service rates as set forth in Exhibit F, or as modified pursuant to this contract.

Section 8. Technical Specifications.

8.1 Grantee shall comply with all technical standards and performance testing requirements set forth in Exhibit C.

8.2 Grantee shall provide, at its sole expense, for the importation and carriage of a minimum of three educational programming channels from the CATV system serving the City of Lakewood, California, and/or the Long Beach Unified School District’s Instructional Television System programming. Such interconnections may be by micro-wave, cable or other communications technology as Grantee may deem appropriate, provided that the imported signal(s) will meet the pertinent technical specifications as set forth in Exhibit C hereto.

8.3 The parties agree that the City has the discretion to require Grantee to provide interconnection with adjacent cable systems provided that: (i) the bandwidth capacity utilized for such interconnection shall not include any portion of the bandwidth capacity required to provide the programming services specified on Exhibit G or any bandwidth capacity acquired by Grantee in excess of 275 Mhz; and, (ii) the City shall defray any cost for each interconnection to an adjacent cable system in excess of $10,000.

Section 9. Emergency Alert. Grantee will provide, upon activation of the CATV system, emergency alert video and audio override capability. This emergency alert override system is to be used and remotely controlled from the City’s Emergency Control Center by the City in the event of an emergency situation. The City agrees that it shall indemnify and hold Grantee harmless from any and all liabilities, claims and demands whatsoever, including attorney’s fees, as a result of the utilization of the emergency alert override system by any employee, agent, servant, or other representative of the City.

Section 10. Customer Service and Regulations. In addition to the rules and regulations in regard to the privacy and property rights of private citizens as set forth in Cerritos Municipal

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Code Section 14.08.240, the City reserves the right to further regulate the conduct of Grantee in regard to such matters including but not limited to regulation of the security of all records maintained by Grantee containing privacy-sensitive information, Grantee’s personnel practices relating to such records, and any other matters related to privacy and individual rights.

Section 11. System Outage and Subscriber Complaint Service.

11.1 Grantee will maintain a Subscriber Complaint Service operated from Grantee’s local office, and qualified technicians will be permanent members of the local staff. Routine handling of customer service requests will be the responsibility of the local staff and conducted in accordance with Cerritos Municipal Code Section 14.08.230 and Exhibit D. Subscribers will be notified of the complaint procedure by Grantee’s inclusion of the following text on the Subscriber’s Work Order which is left with the subscriber:

“Requests for repairs should be made to Apollo Cablevision by calling [phone number] at any time. Response will be made immediately or on the following business day, depending on the severity of the complaint and other circumstances.

Subscribers who have so requested repairs but are dissatisfied with services rendered are requested to lodge a written complaint to the system office at [address].”

11.2 Grantee will provide refund of service charges on a pro-rata basis for service outages within its control which exceed twenty-four continuous hours, upon receipt of a written request from an affected subscriber.

11.3 Grantee will not be responsible for problems created by subscribers or for problems with subscriber-owned equipment. The subscriber must allow the service technicians access to the problem if located on the subscriber’s property, or forfeit any refund due for service outage.

11.4 If Grantee fails to maintain and/or repair the Grantee Owned Items in a manner sufficient to meet the performance standards established by this contract, then either General Telephone Company of California or the City may undertake such work and all costs incurred by the party undertaking such repairs shall be a charge against Grantee. Prior to any other party performing any such work, Grantee shall be given notice of the work required and at least ten (10) days in which to complete such work.

11.5 Grantee shall submit to City on a monthly basis a report of complaints received and actions taken in response to such complaints.

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Section 12. Public, Educational and Governmental Access.

12.1 In order to allow for full use of Grantee provided access channels, Grantee shall provide, or assist in providing, viable and successful access support to City and to its subscribers, including access administration, operation, and provision of channels, in accordance with Exhibit E.

12.2 The City reserves the right to form a non-profit corporation, or other agency for the purposes, inter al_a, of promoting and administering all public access channels except as preempted by the City Council, State or Federal authorities. Subject to the approval of the City, Grantee shall enter into an agreement or contract with the so-designated agency for support of that agency’s responsibilities.

12.3 The City Council shall establish by resolution rules and regulations to govern Grantee’s use of the channel capacity provided for public, educational, and governmental access at such times as such channel capacity is not being used for such purposes.

12.4 Grantee shall provide and maintain in good operating order a MetroData Model 120 Character Generator, or equivalent, with graphics capability, and one terminal for remote entry by the educational and/or government facility or building designated by the City Manager. The signal to and from the headend and remote entry site may be carried either by cable or telephone lines, or other means preferred by Grantee, who shall be responsible for the cost of installation and operation of any mode chosen.

12.5 Grantee shall, within six (6) months of notification by City, provide, install and maintain in good operating condition a PhaseCom Director System, or equivalent, automatic progammable tape player with appropriate accessories as determined by the City Manager for use by the City government agencies, i.e., Department of Human Affairs, etc., in remotely originating programming for carriage on and throughout Grantee’s Cerritos system. Grantee shall provide, install and maintain such automatic programmable tape player, with the installation site to be as determined by the City Manager. City shall defray any cost for purchase of the equipment in excess of $15,000. Notification to Grantee pursuant to this Subsection shall not be given prior to completion of construction of the Facilities pursuant to the Construction Agreement.

Section 13. Rates and Charges.

13.1 The maximum rates which Grantee shall charge subscribers upon initiation of service under this contract are those set forth in Exhibit F. City agrees to decrease the contract fee to which it is otherwise entitled pursuant to Section 14 of this contract to two and one-half percent (2 1/2%) provided Grantee maintains such rates for the duration of this contract; provided,

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however, that Grantee may adjust such rates annually upon the anniversary date of the effective date of this Ordinance in accordance with any change in the latest available Los Angeles/Long Beach/Anaheim Consumer Price Index for Urban Wage Earners and Clerical Workers published by the United States Department of Labor Statistics, or any successor thereto, since the date of the last adjustment. Grantee and City agree that maintenance of subscriber rates in accordance with the terms of this subsection fulfills Grantee’s obligation to pass through to subscribers the amount of any “decrease in a franchise fee” pursuant to 47 U.S.C. §542(e).

13.2 Should Grantee determine to raise rates to subscribers beyond the amount set forth in Exhibit F, as adjusted pursuant to Subsection 13.1, the contract fee set forth in Section 14 shall become effective. The rates set forth in Exhibit F reflect all costs of the contract fees set forth in Section 14 hereof, and institution of such fees shall not be deemed an “increase in a franchise fee” pursuant to 47 U.S.C. § 542(c).

13.3 The City Council may waive the provisions of subsection 13.1 if after a duly noticed public hearing it finds and determines that a raise in rates beyond those specified in subsection 13.1 is justified for Grantee due to a change in conditions which is beyond the control of Grantee. Grantee shall provide written documentation, including but not limited to, financial records and/or audit statements as necessary to support its requests for a raise in rates.

13.4 All private and public schools with an enrollment of one hundred (100) or more students, and each City government building will be provided free Basic connection and free Basic service, at the highest Basic Tier level, for educational purposes, provided however, that such users shall be responsible for converters in the same manner as other subscribers. Each Public school shall in addition receive up to three (3) drops and three (3) outlets. Each City government building, the Cerritos Community Arts Center, the Lakewood Sheriff’s station, and all fire stations in Cerritos shall in addition receive one (1) drop and one (1) outlet. Chosen drop locations shall be mutually agreed upon by the City’s Director of Internal Affairs and Grantee. The City or other entity involved will provide whatever easements may be necessary for Grantee to provide such service. Additional drops will be provided at standard rates as set forth herein.

Section 14. Contract Fee.

14.1 In consideration of the granting and exercise of a contract for the construction and operation of a cable communications system, Grantee shall pay to the City during the life of the contract, a fee of five percent (5%) of Grantee’s annual gross revenues as set forth in Cerritos Municipal Code Section 14.08.260.

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14.2 The contract fee payments shall be made to the City Treasurer within thirty (30) days of the close of each fiscal quarter, based on estimated revenues, with a final fiscal year payment to be submitted with a financial statement within forty-five (45) days of the end of Grantee’s fiscal year, reflecting any adjustments of the quarterly estimated payments. All described payments are due within sixty (60) days of the end of the fiscal year.

Section 15. Incorporation of and Modification to Request For Proposal and Municipal Code.

15.1 Except ass specifically set forth in Section 17.2 below, each and every provision of Chapter 14.08 of the Cerritos Municipal Code is hereby made a term and condition of this Ordinance and failure to comply with any such provision may be deemed a breach of Grantee’s obligations under this contract.

15.2 The following provisions of Chapter 14.08 of the Cerritos Municipal Code are hereby waived by the City Council and deemed amended by this Ordinance:

(a)	Cerritos Municipal Code Section 14.08.040(c) (11).

(b)	Cerritos Municipal Code Section 14.08.060(e).

(c)	Any requirement for local origination facilities (e.g. Cerritos Municipal Code Section 14.08.220(d)) other than as specified in this Ordinance.

(d)	Any requirement for channel capacity (e.g. Cerritos Municipal Code Section 14.08.220(b)) in excess of the channels provided by 275 Mhz of bandwidth.

(e)	All dates or time requirements in Chapter 14.08 of the Cerritos Municipal Code which are in conflict with those required by this Ordinance.

(f)	Cerritos Municipal Code Section 14.08.030(b)(2).

Section 16. Programming Services.

16.1 Grantee shall make available to all subscribers at all times the programming services set forth in Exhibit G. Subsequent changes in the programming services specified on Exhibit G shall be made by mutual agreement between City and Grantee. Notwithstanding the foregoing, the Grantee may rearrange, replace, or remove a particular cable service upon providing City with not less than thirty (30) days written notice if (i) such service is no longer available to the Grantee or (ii) such service is available to the Grantee only upon payment of a royalty which Grantee documents to City is substantially in excess of the amount of royalty required on the operative date of this ordinance and that such royalty increase has not been

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specifically compensated for through a rate increase or other adjustment.

16.2 Upon initial activation of the CATV system, Grantee shall provide three (3) channels with two-way system capability, the use of which shall be as determined by the City Manager of the City, such that video programming originated from the sites chosen can be instantaneously distributed throughout the CATV system. Such channels may be provided by Grantee on the bandwidth capacity leased to Grantee under the Lease Agreement.

16.3 In addition to the programming services set forth in Subsections 16.1 and 16.2, Grantee shall provide access at no cost to City for interactive city services including, but not limited to, those set forth in Exhibit H, as such services become available to the Grantee. Access as used in this Subsection 16.3 means the right of City to utilize such service and if appropriate to implement such service with its residents. The determination as to which interactive city services shall be provided at any one time shall be made by the City Manager and notice thereof sent to Grantee. Appropriate access shall be provided by Grantee within thirty (30) days of receipt of such notice. Such access shall be in addition to the 275 Mhz of bandwidth capacity otherwise required by this contract, as such capacity becomes available.

16.4 At such time as interactive services become available to Grantee to offer to its customers, Grantee shall exert its best efforts to promote such services and encourage all involved parties to participate in the business community of the City of Cerritos.

Section 17. Term.

17.1 This contract shall expire fifteen (15) years after the date the CATV System becomes fully operational as specified in paragraph 16 of the Construction Agreement unless sooner terminated as set forth in Cerritos Municipal Code Section 14.08.030.

17.2 Upon expiration of said fifteen (15) year term City reserves the right to grant or deny a renewal of this contract, provided, however, that City shall comply with any procedure for renewal specified by State or Federal law.

Section 18. Severability. If any section, subsection, sentence, clause or phrase of this Ordinance is for any reason held illegal, invalid or unconstitutional by the decision of any court of competent jurisdiction, such decision shall not affect the validity of the remaining portions hereof. The Council hereby declares that it would have passed this Ordinance and each section, subsection, sentence, clause, or phrase hereof, irrespective of the fact that any one or more sections, subsections, sentences, clauses, or phrases be declared illegal, invalid or unconstitutional. The invalidity of any portion of

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this Ordinance shall not abate, reduce or otherwise affect any consideration or other obligation required of the Grantee by the contract granted hereunder.

Section 19. Notices. Every direction, notice or order to be served upon the Grantee shall be hand delivered or sent by certified mail to the Grantee at P.O. Box 3304, San Luis Obispo, California, 93403. Every notice to be served upon the City shall be hand delivered or sent by certified mail to the City Clerk at: Civic Center, City of Cerritos, Bloomfield Avenue at 183rd Street, Post Office Box 3130, Cerritos, California 90703. The delivery of such notice shall be deemed to have been at the time of receipt, if hand delivered, or five days after deposit in the mail, if sent by certified mail.

Section 20. Effective Date. This ordinance shall take effect thirty (30) days after its final passage and within fifteen (15) days after its passage, the City Clerk shall cause it to be posted in three (3) public places designated for that purpose and published in a newspaper of general circulation.

PASSED, APPROVED AND ADOPTED this 4th day of March, 1987.

/s/ Donald Knabe

Donald Knabe, Mayor

ATTEST:

/s/ Caroline deLlamas

Caroline deLlamas, City Clerk

I, Caroline deLlamas, City Clerk of the City of Cerritos, hereby certify that the foregoing Ordinance was adopted by the City Council at a regular meeting held on March 4, 1987, by the following vote:

AYES:	Joynt, Needham, Rabbitt, Wong, and Knabe.

NOES:	None.

ABSENT:	None.

/s/ Caroline deLlamas

Caroline deLlamas, City Clerk

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CONSTRUCTION AGREEMENT

This Construction Agreement is entered into this 22nd day of January, 1987, between T. L. Robak, Inc. (the “Contractor”), Contractor’s license number 437591, and General Telephone Company of California (the “Owner”).

Recitals

This Agreement is entered into with reference to the following agreed facts:

A. The Contractor and its wholly-owned subsidiary, Apollo Cablevision, Inc., and the Owner and its related entity, GTE Service Corporation (“GTE”), have entered into negotiations with the City of Cerritos, California (“City”), relevant to the construction of an underground electrical signal transmission facility (the “System”) to be used in part to provide cable television (“CATV”) service in the City pursuant to a CATV Contract between the City and Apollo Cablevision, Inc. Said facilities shall be initially constructed by the Owner pursuant to a franchise agreement between the City and the Owner.

B. The purpose of this Construction Agreement is to set forth the terms and conditions relative to the construction of the System by the Contractor for the Owner.

NOW THEREFORE, the parties hereby agree as follows:

1. Employment of Contractor. The Owner agrees to employ the Contractor to construct the System described in detail in Exhibit “A” to this Agreement (and by this reference incorporated

10	Exhibit “A”

herein), and Contractor agrees to construct said System as described in Exhibit “A” pursuant to the terms and provisions of this Construction Agreement. The Design Specifications and Construction Methods of the System shall be prepared pursuant to the terms of the Design Agreement between Contractor and Owner, the terms and conditions of which by this reference are incorporated herein. Upon completion, the Design Specifications and Construction Methods shall be attached to this Agreement as Appendix 4 to Exhibit “A” and by this reference incorporated herein.

2. [Paragraph 2 has been deleted.]

3. [Paragraph 3 has been deleted.]

4. Insurance; Indemnity. Contractor will provide all insurance as may be required by the Workers’ Compensation Act of the State of California and will furnish Owner with general and public liability insurance in amounts not less than $2,000,000.00 for any one person, and $2,000,000.00 per occurrence; property damage liability insurance of not less than $2,000,000.00; and liability insurance to indemnify and hold Owner harmless from any loss, claim, liability or demand, including attorney’s fees, arising out of the work performed by Contractor. Contractor shall provide Owner with certificates of said insurance naming Owner as loss payee as its interest may appear as to each of the foregoing insurance policies. Contractor agrees that any and all subcontractors employed by Contractor shall maintain sufficient and reasonable (i) workers’ compensation insurance, if required, and (ii) general liability insurance. In addition to the foregoing insurance contract obligations of Contractor, Contractor agrees that it shall indemnify and hold Owner harmless from any and all liability, claims, and demands whatsoever, including attorney’s fees, as a result of the negligence or other wrongdoing or the part of any employee, agent, servant or representative of Contractor, or any subcontractor permitted by Owner to be engaged by Contractor. This indemnity shall include, but not be limited to, any and all liability, claims and demands whatsoever made by reason of the termination, disturbance, interruption or other interference with services of any type of aerial or underground installation, utility or other facility damaged, harmed, disturbed or caused to be disturbed by Contractor or any of its employees, agents, servants or representatives or by any subcontractor permitted to be engaged hereunder in connection with the construction of the System.

5. Surety Bond. Contractor shall, on demand of Owner at any time during the continuance of this Agreement, secure and furnish to Owner at the sole cost and expense of Owner a bond issued by a corporate surety authorized to issue surety insurance in California in an amount equal to seventy-five percent (75%) of the contract price securing the faithful performance by Contractor of this contract.

6. Fees and Licenses. Contractor shall furnish and timely pay for all State, County and Municipal licenses as may be required from time to time by such entities with respect for the work to be performed by Contractor.

7. Standards of Construction. Contractor agrees that the System will be constructed in accordance with Owner’s standard practices and engineering specifications and in accordance with all applicable safety and electrical codes, joint trench agreements, franchises, state statutes and regulations, city or county ordinances, National Electrical Safety Code, and other such regulations as may be applicable for proper construction of said System. Deviations from the above construction practices shall be permitted only upon written order from the Owner or its authorized representative. Contractor warrants that all work performed by Contractor as provided for herein shall be free from defeats in workmanship, and that for a period of 36 months following completion of construction as to each phase, within ten days after receipt of written notice, Contractor will, at its own expense (including the cost of materials required for replacement) correct any and all defects. Owner will have the right to access all work locations and inspect, test and verify all work applications as deemed necessary. Additionally, Owner has the right to stop construction until such time as any specification design dispute is resolved. Contractor and Owner agree that any such stoppage will not be cause for penalty to either party.

8. Notification of Residents. Contractor agrees to notify all residents whose property or enjoyment of property will be affected in any way by such underground construction in accordance with the requirements of the City.

9. Supervisory Control. Contractor shall maintain adequate supervisory personnel on the job to perform and carry out the terms of this Construction Agreement in an expeditious manner. Contractor shall identify a person acceptable to Owner as Construction Supervisor for this contract. Said Construction Supervisor shall undertake all efforts that are reasonable and necessary to the performance of this Agreement. The terms of this paragraph shall in no way restrict the right of the Contractor to terminate the Construction Supervisor’s employment by the Contractor, so long as a replacement acceptable to Owner is promptly made by Contractor.

10. Easements and Rights-of-Way. Owner shall be responsible for securing all trenching permits. Easements or rights-of-way which may be required to complete construction of the System shall be the responsibility of Contractor. When the System is required to go outside of the area covered by the franchise agreement between the City of Cerritos and the Owner, Contractor shall also be responsible for securing all trenching permits, easemerts or rights-of-way at Owner’s expense.

11. Commencement of Construction. Contractor agrees to commence construction of the System within 30 days after receipt of the sum of $750,000.00 referred to in paragraph 2(b) of this Agreement, or such date thereafter as Owner shall reasonably specify, and shall proceed with such work in a continuous and orderly manner until the System has been completed.

12. Construction Schedule. The Construction Schedule shall be determined by mutual agreement of Owner, Contractor and City.

13. Subcontracts. Contractor may enter into subcontracts for the performance by the Contractor of its obligations hereunder, provided, however, such subcontract agreements shall not release Contractor from any of its obligations to the Owner hereunder.

14. Force Majeure; Assignments. In the event that strikes, acts of God, embargoes, acts of government, fires, floods, the inability of vendors to deliver necessary materials, or other restrictions cause delays in construction, this Agreement shall be extended for a period equivalent to such delays. Contractor and Owner agree that such delays will not be cause for penalty to either party. This Agreement is personal between Owner and Contractor and shall not be assigned by either party hereto without the express written consent of the other party and any purported assignment without such consent shall be void. In the event of permitted assignment, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

15. Notices to Parties. Any notice, request, consent or demand herein required or permitted shall be in writing and will be deemed given if delivered in person or sent certified or registered mail, return receipt requested, postage prepaid, addressed to the appropriate party as follows:

Owner:

General Telephone Company of California

One GTE Place, RC 3300

Thousand Oaks, California 91362-3811

Attention:

Contractor:

T. L. Robak, Inc.

Post Office Box 4659

San Luis Obispo, California 93403

Attention:

The address to which notices shall be sent may be changed by either party upon written notice to the other in accordance with the procedures set forth in this paragraph.

16. Acceptance and Completion of Construction. The System shall be deemed accepted upon written notice of completion or partial completion signed by the Owner, the Contractor, and the City.

17. Express Contingencies. This Agreement is contingent upon City approval of the design of the System, the award of the CATV Contract between the City and Apollo Cablevision, Inc., the award of a franchise agreement in the City to Owner and any necessary regulatory agency approvals.

18. Entire Agreement; Waiver of Default; Costs of Suit. Time is of the essence of this Agreement. This Agreement contains the entire agreement between Owner and Contractor and no modification of this Agreement shall be effective unless in writing and executed by an executive officer of both parties. A waiver of default shall not be a waiver of any other or subsequent default. In the event either party hereto initiates an appropriate legal action to enforce the terms and provisions of this Agreement, the prevailing party in such action may recover its cost of suit, including reasonable attorney’s fees.

IN WITNESS WHEREOF, this Agreement is executed on the day and year indicated below.

OWNER	CONTRACTOR

GENERAL TELEPHONE COMPANY OF CALIFORNIA	T. L. ROBAK, INC.

By	By

Date	Date

Attest:	Attest:

Assistant Secretary	Corporate Secretary

EXHIBIT “A”

TO THE CONSTRUCTION AGREEMENT

DATED THE 22ND DAY OF JANUARY, 1987

BETWEEN T. L. ROBAK, INC. AND GENERAL

TELEPHONE COMPANY OF CALIFORNIA

CONSTRUCTION DESIGN DETAILS OF THE UNDERGROUND ELECTRICAL SIGNAL TRANSMISSION FACILITY (THE “SYSTEM”) TO BE CONSTRUCTED AND OPERATED IN THE CITY OF CERRITOS, CALIFORNIA

Table of Contents

Appendix 1	Maps of system

Appendix 2	Schedule of Construction Phases

Appendix 3	Bill of Materials

Appendix 4	Design Specifications and Construction Methods of System

Appendix 5	[Appendix 5 has been deleted.]

EXHIBIT “B”

TO THE CONSTRUCTION AGREEMENT

DATED THE 22ND DAY OF JANUARY, 1987

BETWEEN T. L. ROBAK, INC. AND GENERAL

TELEPHONE COMPANY OF CALIFORNIA

[Exhibit “B” has been deleted.]

EXHIBIT B

Ms. Caroline deLlamas

City Clerk

Civic Center

Bloomfield Avenue at 183rd Street

Post Office Box 3130

Cerritos, California 90703

ACCEPTANCE OF CABLE COMMUNICATIONS CONTRACT

APOLLO CABLEVISION, INC. hereby accepts the non-exclusive Cable Communications Contract granted by the City of Cerritos. Grantee agrees to comply with all of the terms and conditions of Ordinance No.                 , and Chapter 14.08 of the Cerritos Municipal Code.

Cable Communications Contract accepted this day of , 1987

By

President

All signatures to be notarized.

CERTIFICATE OF CITY CLERK

I hereby certify that the foregoing Acceptance of Cable Communications Contract was received by me at the hour of             , o’clock              .m. on              the day of             , 1987.

Caroline deLlamas, City Clerk

(Use company letterhead)

EXHIBIT C

TECHNICAL STANDARDS AND PERFORMANCE TESTING

A.	Technical performance standards. The Grantee shall comply with the Federal Communications Commission (FCC) Rules and Regulations, Part 76, Sub-Part K (Technical Standards).

FCC rules and regulations at the time of award of this contract preclude the enforcement of technical performance specifications more stringent than those set forth in Sub-Part K; however, the National League of Cities and others have challenged this constraint in court, and thus the City reserves the right to enforce as well the following technical performance specifications if the FCC does not prevail and the courts find that system technical performance is a matter for local control.

In that event, the following referenced specifications will also apply, unless exception is agreed upon between the City and the Grantee.

1)	Applicable City, County, State and National/Federal Codes and Ordinances;

2)	Applicable Utility joint attachment practices;

3)	National Electrical Safety Code, NFPA No. 70;

4)	Local Utility Code Requirements;

5)	Local Right-of-way- Procedures.

The system shall be designed and constructed to meet all applicable technical performance specifications and standards over a temperature range of ± 50 degrees F from the mean temperature of the Los Angeles area, and to function in all expected environmental extremes.

Performance standards definitions and measurements shall be in compliance with National Cable Television Association (NCTA) Manual 741: Signal Leakage and Interference Control, and NCTA Standard 008-0477: Standards of Good Engineering Practices for Measurements on Cable Television Systems.

The forward portion of the cable communications system shall be capable of the carriage of all services specified in this Contract.

The combined forward trunk and distribution system should deliver signals to each and every subscriber’s receiver that will meet or exceed the technical specifications, listed below, at the local mean temperature ±50 degrees. This should include the effects of drop cables, interior splits, and any terminal equipment such as descramblers and set top converters.

The reverse portions of the cable system should be capable of return signals from each subscriber and institutional signal source to the end of any area in accordance with the specifications listed below.

System minimum performance specifications:

1)	Frequency Response across any allocated TV channel	±2 dB (i)

2)	Peak to Valley, any 6 MHz video channel, cable slope normalized	±1.5 dB

3)	Carrier to Noise, 4 MHz bandwidth	45 dB

4)	Cross Modulation Ratio	51 dB

5)	Carrier to Hum Ratio	2.5%

6)	Carrier to Composite Triple Beat	55 dB (ii)

7)	Carrier to Discrete Triple Beat (CW Carriers)	55 dB

8)	Carrier to Second Order Beat	56 dB

9)	Chominance-Luminance Delay	200 ns

10)	Carrier to Echo Ratio (greater than 2 microseconds displacement)	40 dB

11)	Differential Gain	2.0 dB

12)	Differential Phase	4 degrees

13)	Subscriber Signal Levels - the signal level delivered to the subscriber’s receiver, except as modified by Peak to Valley specifications	+ 2 dBmV Min. + 10 dBmV Max.(iii)

14)	Level Differential between adjacent channels	3 dB Max.

15)	FM levels shall be essentially uniform and carried at approximately the same level as the Channel 6 Sound Carrier

16)	Sufficient isolation between; subscribers shall be provided to prevent interference between	20 dB

terminal equipment and other portions of the system

17)	Video to Sound Carrier Ratio	15 dB ± 2dB

18)	RF radiation in compliance with FCC Part 76.605

Notes:

(i)	Frequency Response of Headend/Hub Processors or Modulators to be ±0.5 dB from -.75 MHz to +4 MHz Picture Carrier.

(ii)	This specification may be met subjectively, i.e., with HRC, IRC, etc.; however, a minimum of 50 dB must be met objectively.

(iii)	Except in special circumstances, e.g., high ambient signal strength areas.

B.	The following requirements apply to the Institutional Network, and services thereon:

1)	The system capability shall include transmission of Color video, Black and White video, audio, and both low and high speed data, whether analog or digital.

2)	No more than 50 dBmV output level should be required out of any customer modem to meet the system specifications. FCC rules may force this down in coming years.

3)	Where applicable, the end of system specifications should include the effects of any signal reprocessing equipment necessary to achieve forward transmission.

4)	For standard television signals, the signal delivered to the subscriber’s TV receiver, after being transmitted to the head-end/hub, processed and retransmitted down a forward channel should meet the specifications of sub-paragraph A above.

5)

The specifications for the performance of the reverse system, which are the same as those for the forward system above, may require the incorporation of: code operated switches or equivalent technology in all trunk/bridger stations to control reverse signal coming from feeder lines on to the trunk; code operated switches or equivalent technology at all trunk split locations to control reverse signal coming from either trunk lines; and, proper CATV home termination devices on all subscriber drops to maintain cable system integrity from outside signal ingress, noise, and interference. This system configuration as determined by the present state of the art will serve to ensure that the system noise and interference contributions from reverse trunk stations, reverse feeder stations, and subscriber home terminals, other than those through which the signal has to travel to get to the headend, are stopped from reaching the headend.

C.	Inter-connect system performance. For forward, and/or institutional channels interchanged between other cable communication systems and Grantee’s system, system technical performance measurements are to be determined by applying the combined contribution of distortion of all pertinent components of the worst case (temperature and location) signal path. The combined contribution should meet or exceed the specified technical specifications at the termination of the worst case signal path the channel could encounter.

At the interconnect point, the party delivering a channel or channels should provide signals, transported either in the forward or reverse system to the inter-connect point, that meet or exceed the specifications for the forward system, as set forth above, at the local mean temperature ±50 degrees F. The signals should be in compliance as stated at a point which best represents the most direct signal path between the party providing the signal and that party receiving the signal. Only one such inter-connect point should be specified for all signal exchanges.

D.	Maintenance and testing. The Grantee shall have a maintenance program that is preventative rather than corrective, oriented to minimize faulty service or system shut-downs and maximize customer satisfaction. This does not relieve Grantee of the responsibility to provide fast and responsive corrective action upon customer complaint or when otherwise deemed necessary.

The Grantee, as a minimum, shall perform all testing to meet NCTA Recommended Testing Procedures, FCC Part 76.601, and relevant ordinances of the City. Performance testing is to be an on-going process/program conducted by Grantee throughout the Contract Agreement period. Performance testing procedures shall include, but not limited to, pre-installation testing of all major components, testing to ensure conformity to specifications for headend, plant and terminal, and constant monitoring of system signal ingress and egress. Annual system performance testing shall be done at permanent test points at selected main trunk extremities. Random tests shall be performed each month in addition to the annual testing. Excavations for maintenance shall be held to the minimum number possible, and all excavations shall comply with requirements established by the Director of Public Services.

EXHIBIT D

SYSTEM OUTAGE AND COMPLAINT SERVICE

A.	System outage and complaint service. The Grantee shall maintain a Subscriber Complaint Service for routine handling of customer service requests, as part of the requirements of the local staff, as follows:

All calls involving loss of reception on all channels will normally be dispatched to the field immediately. If the loss of reception on all channels affects five (5) or more customers, at any time of day or night, repairs will be dispatched to the field immediately and repairs will be made as soon as possible. Total loss of reception involving fewer than five (5) customers will normally be corrected on the same day received except if reported after 2:00 p.m.; in which case, correction may be postponed to the following day. The majority of all outages (total loss of reception on all channels) will be corrected within 12 hours or less.

Requests for repairs made after hours or on weekends should be answered by an answering service or staff. Outage calls will be referred immediately to the standby technician for resolution in accordance with the procedure outlined herein above. Calls involving degraded service will be reported by the answering service not later than the beginning of the next business day. The staff will then call the customer to schedule a service call.

Customers shall be notified of the complaint procedure as set forth in Section 13 of the Cerritos Cable Communications Contract Ordinance.

If, in response to a complaint, the service technician finds no one home, a call to the dispatch operator shall be made who, in turn, shall try to contact the subscriber by phone.

If the subscriber is still not contacted, the service technician shall check and correct any problems found outside the subscriber’s residence and leave a door hanger informing the subscriber what was found and corrected, and requesting the subscriber to make a service appointment if the problem still exists.

If the subscriber is home, the service technician shall introduce himself/herself, talk with the subscriber, determine the cause of the problem and correct it if the problem lies in the cable system. The technician should carry a test television set to compare pictures with the subscribers set.

Calls or letters involving complaints about billing will be processed immediately whenever possible.

Service installations shall be accomplished on a timely basis. Overtime will be used to diminish any excessive back-logs in installations.

The Grantee shall have a follow-up policy to ensure customer satisfaction. At least ten percent (10%) of all completed service orders should be followed-up by a telephone call, postcard or both; and at least one percent (1%) of all completed service orders should be followed by a personal visit by a technical team management member.

Grantee shall maintain a data base, or “log,” listing the date of all consumer complaints, identifying the subscriber and describing the nature of the complaint, and when and what action was taken by the Grantee in response thereto. The data base shall be maintained from the date of first subscriber service. Such record, including letter complaints, shall be kept accessible at Grantee’s local office for a period of three (3) years, and shall be available for inspection, upon reasonable (normally 24 hours) notice, during regular business hours by any duly authorized representative of the City.

EXHIBIT E

PUBLIC ACCESS ADMINISTRATION, AND OPERATING RULES

A.	Access Channel Operating Rules. In the event no Access Corporation, or similarly responsible authority, is established by the City, access rules are to be provided by the Grantee, and approved by the city. As a minimum, Grantee’s rules shall address the following topics:

1)	Access scheduling. These rules shall cover such topics as: priority of users (i.e., first time users vs. regular user(s)), priority of prime time usage, scheduling of subject matter for balanced programming, requests for off-hours usage, check-out policy, etc. Access scheduling shall normally be on a first come, first served basis.

2)	Advertising. Rules governing advertising to promote the sale of goods and services including commercial businesses, public entities, garage sales, candidate campaigning, etc.

3)	Lotteries. Rules governing the use of the access channel(s) for conducting lotteries, games of chance, betting, etc. The rules shall comply with state and local laws.

4)	Program subject matter. Rules regulating the use of the access facilities and equipment for producing or cablecasting indecent or obscene materials, review of material policy, etc.

B.	Access Channels. Grantee shall provide a dedicated and leased access channel for use by institutional, commercial, municipal, or individual users. The list of access services shall include, but not necessarily be limited to:

1)	Public Access

2)	Religious Access

3)	Municipal Access (e.g. library, Cerritos Community Arts Center, Sheriff, Fire Department, etc.)

4)	Primary/Secondary Education Access

5)	Higher Education Access

Any and all of the above services may be provided on the same channel.

EXHIBIT F

SERVICE RATES AND CHARGES

*Basic Tier Service:

Installation (includes all trenching but excludes house wiring):	Wiring charge only, if undertaken during construction of CATV system

Installation (does not include trenching):	$25.00 if pre-wired $45.00 if not pre-wired

Monthly Rate:	$15.00

Additional Outlet:	$8.00 each (Delayed installation: $25.00)

Monthly Rate:	$2.00 for each outlet.

*Expanded Tier Service:

Installation:	No charge if activated during basic installation.

Delayed Installation:	$10.00 if service call not required; $25.00 with service call.

Monthly Rate:	$6.00

*Premium Services:

Installation:	No charge if activated during basic installation.

Delayed Installation:	$10.00 if services call not required; $25.00 with service call.

Monthly Rate:	(Includes Basic):

1 Premium Channel: $24.00 2 Premium Channels: $31.00 3 Premium Channels: $36.00 4 or more Premium Channels: $36.00 plus the cost for each additional channel, as follows:

HBO: $9.00 Cinemax: $8.00 Showtime: $8.00 The Movie Channel: $8.00 The Disney Channel: $8.00 Bravo: $7.00 Gala vision: $8.00

*Pay-Per-View:

Installation:	$10.00 if activated during basic installation.

Delayed Installation:	$25.00

Monthly Access Rate:	$2.50

Event Cost:	Varies from $1.00 to $5.00, per event.

*F.M. Programming:

Installation:	$8.00 (each outlet) if activated during basic installation.

Delayed Installation:	$20.00 (each outlet)

Monthly Rate:	$3.00.

**Interactive Specialized Services:

Installation:	No charge if activated during basic installation

Delayed Installation:	$10.00 if service call not required $25.00 with service call

Monthly Rate:	$9.00

Hotel/Motel, Apartment, and Commercial Rates:

Hotels/Motels:	35% of regular rate x 80% occupancy.

Apartments:	individual rates

Commercial:	individual rates

Additional Charges:

Relocation:	$25.00
Reconnection:	New: regular rate
Delinquent:	Past due amount plus $10.00

Convertor Policy:

Installation:	$25.00

Remote Control Device:

Deposit:	$5.00

Rental Fee:	$2.00

All convertors shall be “addressable convertors” (i.e. have “parental control device”) at no charge.

*	Programming Services are set forth in Exhibit G

**	Interactive Specialized Services are set forth in Exhibit H

EXHIBIT G

PROGRAMMING SERVICES

Basic Tier Service

(1)	ABC

(2)	CBS

(3)	NBC

(4)	Independent (KTLA)

(5)	Independent (KTTV)

(6)	Independent (KCOP)

(7)	Independent (KHJ)

(8)	PBS (KCET)

(9)	Independent (Spanish)

(10)	Independent

(11)	Weather channel (and character generator for local ad information)

(12)	CNN – New Network

(13)	Mixed Programming Channel (taped programs; city hall local access)

(14)	MTV – music videos, concerts

(15)	USA – sports and general programming

(16)	CBN – family oriented programming

(17)	WTBS – Atlanta superstation; sports and general programming

(18)	Lifetime – health, self-help, development topics

(19)	Nickolodeon – children’s programming

(20)	Black entertainment network – Black sports, cultural entertainment

(21)	Asian programming

Expanded Tier Service

(1)	ESPN – sports programming

(2)	WGN – superstation; sports and general programming

(3)	VH-1 – music videos, concerts, appeal to older audience

(4)	Nashville Network – country/western programming

(5)	Arts/Entertainment – distinctive international programming

(6)	C-SPAN – U.S. House of Representatives public service

Premium Services

(1)	HBO – first run movies

(2)	Cinemax – first run movies

(3)	Showtime – first run movies

(4)	The Movie Channel – first run movies

(5)	The Disney Channel – family/children programming

(6)	Bravo – cultural entertainment

(7)	Galavision – spanish movies and entertainment

Pay-Per-View

(1)	ABC Pay-Per-View Service

(2)	Request Television

F.M. Programming

(1)	8 to 10 of the local popular stations, retransmitted

(2)	Stereo transmission simulcast of HBO, MTV VH-1 (as offered)

EXHIBIT H

INTERACTIVE SPECIALIZED CITY SERVICES

(Illustrative List)

(1)	Parking permit registration/renewal

(2)	Park facilities and Leisure Service program registration/reservation

(3)	Community calendar information

(4)	City informational services

(5)	Additional services as determined by the City Manager

NOTICE OF PARTIAL COMPLETION

This Notice of Partial Completion is executed by the undersigned parties pursuant to Paragraph 16 of the Construction Agreement dated January 22, 1987, between T. L. .Robak, Inc. (the “Contractor”) and GTE California Incorporated (the “Owner” or “GTEC”), formerly known as General Telephone Company of California, based upon the following facts:

1. The 550 Megahertz (MHz) CATV System is fully operational, except as noted herein;

2. 275 MHz of bandwidth is available to Apollo CableVision, Inc. (“Apollo”);

3. 275 MHz of bandwidth is available to GTE Service Corporation (“GTESC”);

4. Construction of the CATV System at the following sites within the City of Cerritos remains to be completed:

Tracy High School	Tracy Adult School

ABC District Offices	W_____ Elementary School

Whitney High School	Stowers Elementary School

Gonsalves Elementary School	Carmenita Junior High School

Cerritos Elementary School	Leal Elementary School

Cerritos High School	Juarez Elementary School

Nixon Elementary School	Bragg Elementary School

Carver Elementary School	Haskell Elementary School

Tetzlaff Junior High School	Gahr High School

Cerritos College	Cabrillo School

PAGE 02

The Owner, the Contractor, and the City of Cerritos (the “City”) declare that the level of completion of the CATV System, although partial, is sufficient to render the CATV System “fully operational”, so as to begin the term of the nonexclusive contract between Apollo and the city as set forth in Section 17.1 of City of Cerritos Ordinance No. 659, as well as all other obligations and responsibilities concurrent therewith, including those in the Lease Agreement between GTEC and Apollo dated January 22, 1987, and those in the Lease Agreement between GTEC and GTE Service Corporation (“GTESC”) dated May 8, 1987. Such term shall begin on the date this Notice of Partial Completion is signed by the Owner, the Contractor and the City, provided, however, that nothing in this Notice of Partial Completion shall be deemed to waive the obligation of any signator hereto nor any other party to complete the total construction of the CATV System, including those sites set forth above.

“OWNER”

GTE California Incorporated

Date:	May 3 1991	By:	/s/ Illegible

For B. B. Heiler

“CONTRACTOR”

T. L. ROBAK, INC.

Date:	May 3 1991	By:	/s/ Illegible

“CITY”

CITY OF CERRITOS

Date:	May 3 1991	By:	/s/ Illegible

PAGE 03

AMENDED NOTICE OF PARTIAL COMPLETION

In accordance with Paragraph 16 of the Construction Agreement dated January 22, 1987, by and between T. L. Robak, Inc. (the “contractor”) and GTE California Incorporated (the “Owner” or “GTEC”), formerly known as General Telephone Company of California (collectively, “the parties”), the parties and City of Carritos executed on May 3, 1991 a Notice of Partial Completion (“Notice”).

Since the requirements of the Construction Agreement and the City of Carritos Ordinance No. 659 were met and acknowledged in the Notice signed by the parties and the City on May 3, 1991, this Amended Notice of Partial Completion (“Amended Notice”) is intended for the sole purpose to supplement that Notice with additional information. Therefore, the undersigned parties hereby declare that the total construction of the CATV System (those 20 sites set forth in Paragraph 4 of the Notice) is now complete.

/s/ Bernard B. Hailer

Bernard B. Hailer	Date: March 25, 1992
Area Vice President – Sales
GTE California Incorporated

/s/ T. L. Robak

T. L. Robak	Date: March 20, 1992
President
T. L. Robak, Inc.

/s/ John H. Saunders

John H. Saunders	Date: March 20, 1992
Director of Internal Affairs
City of Carritos

PAGE 04

AGREEMENT FOR CABLE TELEVISION

SERVICE CONTINUITY AND DEVELOPMENT

THIS AGREEMENT is made and entered into this              day of January, 1987, by and between the City of Cerritos, a municipal corporation, herein referred to as “City,” and General Telephone Company of California, a California corporation, herein referred to as “GTC.”

RECITALS

A. In connection with its desire to install a cable television system in the City of Cerritos, City has issued a Request for Proposal, dated September 13, 1985. Said Request for Proposal included a provision for possible installation of parts of the system by a public utility, and operation of the system by a separate party.

B. In response to said Request for Proposal, GTC has submitted a proposal to construct communication transmission facilities within the City of Cerritos which may be utilized in part for a cable television system, and has entered into a Lease Agreement with Apollo Cablevision, Inc., a California corporation, dated January 22, 1987 (herein referred to as the “Lease Agreement”) to lease certain access on the facilities to Apollo Cablevision. Inc., for the purpose of providing cable television service in the City of Cerritos.

C. City proposes to enact a franchise ordinance, granting to GTC the right to utilize public rights-of-way for the construction of certain facilities, in consideration of GTC providing continuous access on such facilities for cable television communications within the City of Cerritos.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Pursuant to the procedures set forth Article X of the Charter of the City of Cerritos, City shall grant to GTC a franchise for utilization of the City streets and other public rights-of-way for installation of underground communication transmission facilities and all appurtenances thereto (herein referred to as the “Franchise Ordinance”). The Franchise Ordinance shall be substantially in the form attached hereto as Exhibit A, and incorporated herein by this reference. This agreement is coterminous with the Franchise Ordinance, provided, however, that should the Franchise Ordinance terminate because of the exercise of jurisdiction over the facilities constructed, installed and maintained under the Franchise Ordinance by the Public Utilities Commission, as set forth in Article 3 of the

Franchise Ordinance, this agreement shall remain in effect perpetuity, subject to Section 6, below.

2. City understands and agrees that GTC may lease access rights to entities other than Apollo Cablevision, Inc., on the facilities installed pursuant to the Franchise Ordinance for communication purposes of any type, including, but not limited to, research and development purposes, and City hereby authorizes such leases.

3. Subject to Section 4 below, GTC’s obligations under this Agreement shall be deemed fulfilled by the Lease Agreement during such time as the Lease Agreement or any renewal thereof, or any successor agreement thereto, remains in effect.

4. (a) In the interest of development of cable communications in the City, GTC agrees that if bandwidth capacity in excess of the 275 MHz called for in the Lease Agreement becomes available, Apollo Cablevision, Inc., or its successor acceptable to the City, shall be granted a right of first refusal to any such additional capacity.

(b) The monthly lease rate at which such additional capacity is offered shall be (i) derived by multiplying the fraction of additional capacity to total system capacity by the total monthly lease rate then in effect for the entire system, or (ii) in the absence of a total monthly rate, negotiated by GTC and the lessee of the additional capacity.

5. Subject to the renewal, assignment and other rights of Apollo Cablevision, Inc., under the Lease Agreement and the cable television service contract which the City proposes to issue to Apollo Cablevision, Inc., GTC agrees to reserve 275 MHz of bandwidth capacity, and any additional capacity transferred and in use pursuant to Section 4 above, for the purpose of providing continuous cable communications in the City; provided moreover that:

(a) Should Apollo Cablevision, Inc., become unable to fulfill its obligations under the Lease Agreement and its contract with the City, GTC agrees to lease the referenced bandwidth capacity to such other cable television service contractor as the City may select after consultation with GTC; and

(b) If no replacement contractor acceptable to the City is available in time to avoid discontinuance of cable communications, GTC agrees to lease to the City the capacity then in use for cable communications; and

(c) In the circumstances of (b) above, if the lease to the City occurs within the 15-year period contemplated by the Lease Agreement and the City’s contract with Apollo

Cablevision, Inc., the rates, terms, conditions, rights and obligations of the lease to the City shall be those in the Lease Agreement and the City’s contract with Apollo Cablevision, Inc.; but if the lease to the City occurs outside that original 15-year period, the rates, terms, conditions, rights and obligations of the parties shall be negotiated in good faith consistent with GTC’s agreement herein to reserve bandwidth capacity for the purpose of continuity in cable communications in the City; provided, however, that

(d) Without intending to limit City’s rights as a lessee under (b) and (c) above, the parties acknowledge their preference for private operation on the bandwidth capacity reserved for cable communications, and agree to exert mutual best efforts to secure a replacement cable television service contractor acceptable to the City after consultation with GTC.

6. City understands and agrees that GTC is a public utility and that pursuant to the laws of the State of California, all or part of the facilities constructed pursuant to the Franchise Ordinance may in the future become subject to the jurisdiction of the Public Utilities Commission. The Franchise Ordinance provides for its own termination upon the happening of such event. If all or part of the facilities constructed pursuant to the Franchise Ordinance become subject to the jurisdiction of the Public Utilities Commission, to the extent mandated by state law, this Agreement shall be subject to the right of the Public Utilities Commission to alter or modify the terms and conditions of the usage of the facilities covered by this Agreement.

7. In further consideration of the obligations of GTC pursuant to this Agreement, City agrees to transfer all right and title in and to conduit constructed by the City in certain City streets to GTC. The type and location of said conduit is described in Exhibit B, attached hereto and incorporated herein by this reference. GTC agrees that such conduit shall be utilized for all underground facilities constructed, installed or maintained in those portions of the City where such conduit is located, and that no further excavations shall be made in those streets. GTC further agrees that if it determines to expand on or to replace all or part of its existing telephone system in the City of Cerritos, GTC shall utilize such conduit for such additional or replacement system, unless and until it is determined that such conduit cannot meet current and/or future capabilities for the proposed telephone or other communication system. GTC shall make every effort to determine the best routing that will maximize the utilization of City-provided conduit without requiring excavation of the streets identified in Exhibit B. GTC further agrees to remove all existing above-ground facilities so replaced.

8. In connection with the cable television service to be furnished in the City of Cerritos, City has requested that certain interactive services be provided. Within two years of completion of the transmission facilities constructed pursuant to the Franchise Ordinance, GTC agrees to provide or to have provided a security protection system, automated banking, and home shopping via an interactive medium best suited to the combination of technical, commercial and other pertinent factors prevailing at that time. GTC further agrees that within such time period it will provide or have provided at no cost to City one or more of the Interactive Specialized City Services as set forth on Exhibit C, attached hereto and incorporated herein by this reference.

Executed this 4th day of March, 1987.

GENERAL TELEPHONE COMPANY OF CALIFORNIA

By	/s/ Illegible

Title	V.P. Marketing

CITY OF CERRITOS

By	/s/ Illegible

Title	Mayor

certain interactive services be provided. Within two years of completion of the transmission facilities constructed pursuant to the Franchise Ordinance, GTC agrees to provide or to have provided a security protection system, automated banking, and home shopping via an interactive medium best suited to the combination of technical, commercial and other pertinent factors prevailing at that time. GTC further agrees that within such time period it will provide or have provided at no cost to City one or more of the Interactive Specialized City Services as set forth on Exhibit C, attached hereto and incorporated herein by this reference.

Executed this      day of January, 1987.

GENERAL TELEPHONE COMPANY OF CALIFORNIA

By	/s/ Illegible

Title	VP. Marketing

CITY OF CERRITOS

By

Title

FORM APPROVED

/s/ Illegible

Attorney

Date	______

Exhibit A

[Franchise Ordinance]

Exhibit B

[Map of Conduit]

Exhibit C

INTERACTIVE SPECIALIZED CITY SERVICES

(Illustrative List)

(1)	Parking permit registration/renewal

(2)	Park facilities and Leisure Service program registration/reservation

(3)	Community calendar information

(4)	City informational services

(5)	Additional services as determined by the City Manager